                                                                      EXHIBIT 10



                           SECOND AMENDED AND RESTATED
                                CREDIT AGREEMENT

                                      among

                           APRIA HEALTHCARE GROUP INC.

                                  as Borrower,

                          CERTAIN OF ITS SUBSIDIARIES,

                                 as Guarantors,


                         THE LENDERS IDENTIFIED HEREIN,


                             BANK OF AMERICA, N.A.,

                                    as Agent

                                       and

                        CREDIT LYONNAIS NEW YORK BRANCH,
                THE BANK OF NOVA SCOTIA AND FLEET NATIONAL BANK,

                            as Co-Syndication Agents


                            Dated as of July 20, 2001


                                  ARRANGED BY:

                         BANC OF AMERICA SECURITIES LLC,
                   as Sole Lead Arranger and Sole Book Manager

                                TABLE OF CONTENTS


                                                                                   Page
                                                                                   ----
SECTION 1  DEFINITIONS AND ACCOUNTING TERMS ....................................     1
        1.1    Definitions .....................................................     1
        1.2    Computation of Time Periods and Other Definitional Provisions ...    28
        1.3    Accounting Terms ................................................    29

SECTION 2  CREDIT FACILITIES ...................................................    29
        2.1    Revolving Loans .................................................    29
        2.2    Letter of Credit Subfacility ....................................    31
        2.3    Swingline Loans .................................................    36
        2.4    Tranche A Term Loan .............................................    38
        2.5    Tranche B Term Loan .............................................    40

SECTION 3  GENERAL PROVISIONS APPLICABLE TO LOANS ..............................    42
        3.1    Default Rate ....................................................    42
        3.2    Extension and Conversion ........................................    42
        3.3    Prepayments .....................................................    43
        3.4    Termination and Reduction of Revolving Committed Amount .........    45
        3.5    Fees ............................................................    45
        3.6    Capital Adequacy ................................................    46
        3.7    Limitation on Eurodollar Loans ..................................    47
        3.8    Illegality ......................................................    47
        3.9    Requirements of Law .............................................    47
        3.10   Treatment of Affected Loans .....................................    49
        3.11   Taxes ...........................................................    49
        3.12   Compensation ....................................................    51
        3.13   Pro Rata Treatment ..............................................    52
        3.14   Sharing of Payments .............................................    52
        3.15   Payments, Computations, Etc. ....................................    53
        3.16   Evidence of Debt ................................................    55

SECTION 4  GUARANTY ............................................................    56
        4.1    The Guaranty ....................................................    56
        4.2    Obligations Unconditional .......................................    57
        4.3    Reinstatement ...................................................    58
        4.4    Certain Additional Waivers ......................................    59
        4.5    Remedies ........................................................    59
        4.6    Rights of Contribution ..........................................    59
        4.7    Guarantee of Payment; Continuing Guarantee ......................    60

SECTION 5  CONDITIONS ..........................................................    60
        5.1    Closing Conditions ..............................................    60
        5.2    Conditions to all Extensions of Credit ..........................    63

SECTION 6  REPRESENTATIONS AND WARRANTIES ......................................    64
        6.1    Financial Condition .............................................    64
        6.2    No Material Change ..............................................    65
        6.3    Organization and Good Standing ..................................    65
        6.4    Power; Authorization; Enforceable Obligations ...................    65
        6.5    No Conflicts ....................................................    66
        6.6    No Default ......................................................    66
        6.7    Ownership .......................................................    66
        6.8    Indebtedness ....................................................    66
        6.9    Litigation ......................................................    66
        6.10   Taxes ...........................................................    67
        6.11   Compliance with Law .............................................    67
        6.12   ERISA ...........................................................    67
        6.13   Subsidiaries ....................................................    68
        6.14   Governmental Regulations, Etc. ..................................    69
        6.15   Purpose of Loans and Letters of Credit ..........................    69
        6.16   Environmental Matters ...........................................    69
        6.17   Intellectual Property ...........................................    70
        6.18   Investments .....................................................    70
        6.19   Disclosure ......................................................    71
        6.20   Business Locations ..............................................    71
        6.21   No Unusual Restrictions .........................................    71
        6.22   Fraud and Abuse .................................................    71
        6.23   Licensing and Accreditation .....................................    72

SECTION 7  AFFIRMATIVE COVENANTS ...............................................    72
        7.1    Information Covenants ...........................................    72
        7.2    Preservation of Existence and Franchises ........................    72
        7.3    Books and Records ...............................................    72
        7.4    Compliance with Law .............................................    72
        7.5    Payment of Taxes and Other Indebtedness .........................    72
        7.6    Insurance .......................................................    72
        7.7    Maintenance of Property .........................................    76
        7.8    Performance of Obligations ......................................    76
        7.9    Use of Proceeds .................................................    76
        7.10   Audits/Inspections ..............................................    77
        7.11   Financial Covenants .............................................    77
        7.12   Additional Credit Parties .......................................    77
        7.13   Pledged Assets ..................................................    77

SECTION 8  NEGATIVE COVENANTS ..................................................    79
        8.1    Indebtedness ....................................................    79
        8.2    Liens ...........................................................    80
        8.3    Nature of Business ..............................................    80
        8.4    Consolidation, Merger, Dissolution, etc. ........................    80
        8.5    Asset Dispositions ..............................................    80
        8.6    Investments .....................................................    81

        8.7    Restricted Payments .............................................    81
        8.8    Prepayments of Subordinated Indebtedness, etc. ..................    81
        8.9    Transactions with Affiliates ....................................    82
        8.10   Fiscal Year; Organizational Documents ...........................    82
        8.11   Limitation on Restricted Actions ................................    82
        8.12   Ownership of Subsidiaries; Limitations on Borrower ..............    82
        8.13   Sale Leasebacks .................................................    83
        8.14   No Further Negative Pledges .....................................    83
        8.15   No Foreign Subsidiaries .........................................    83
        8.16   Capital Expenditures ............................................    83

SECTION 9  EVENTS OF DEFAULT ...................................................    84
        9.1    Events of Default ...............................................    84
        9.2    Acceleration; Remedies ..........................................    86

SECTION 10  AGENT ..............................................................    87
        10.1   Appointment and Authorization of Agent ..........................    87
        10.2   Delegation of Duties ............................................    88
        10.3   Liability of Agent ..............................................    88
        10.4   Reliance by Agent ...............................................    88
        10.5   Notice of Default ...............................................    89
        10.6   Credit Decision; Disclosure of Information by Agent .............    89
        10.7   Indemnification of Agent ........................................    89
        10.8   Agent in its Individual Capacity ................................    90
        10.9   Successor Agent .................................................    90

SECTION 11  MISCELLANEOUS ......................................................    91
        11.1   Notices .........................................................    91
        11.2   Right of Set-Off ................................................    91
        11.3   Successors and Assigns ..........................................    91
        11.4   No Waiver; Remedies Cumulative ..................................    94
        11.5   Payment of Expenses; Indemnification ............................    94
        11.6   Amendments, Waivers and Consents ................................    95
        11.7   Counterparts ....................................................    97
        11.8   Headings ........................................................    97
        11.9   Defaulting Lender ...............................................    97
        11.10  Survival of Indemnification and Representations and Warranties ..    98
        11.11  Governing Law; Jurisdiction .....................................    98
        11.12  Waiver of Right to Trial by Jury ................................    98
        11.13  Time ............................................................    99
        11.14  Severability ....................................................    99
        11.15  Entirety ........................................................    99
        11.16  Binding Effect ..................................................    99
        11.17  Confidentiality .................................................    99
        11.18  Binding Effect; Termination of Credit Agreement; etc. ...........   100

SCHEDULES

Schedule 1.1(a)       Investments
Schedule 1.1(b)       Liens
Schedule 2.1(a)       Lenders Commitments
Schedule 2.2(a)       Existing Letters of Credit
Schedule 6.9          Litigation
Schedule 6.13         Subsidiaries
Schedule 6.20(a)      Real Property
Schedule 6.20(b)      Collateral Locations
Schedule 6.20(c)      Chief Executive Offices/Principal Places of Business
Schedule 7.6          Insurance
Schedule 8.1          Indebtedness
Schedule 11.1         Notices

EXHIBITS

Exhibit 1.1(a)        Form of Pledge Agreement
Exhibit 1.1(b)        Form of Security Agreement
Exhibit 2.1(b)        Form of Notice of Borrowing
Exhibit 2.1(e)        Form of Revolving Note
Exhibit 2.4(f)        Form of Tranche A Term Note
Exhibit 2.5(f)        Form of Tranche B Term Note
Exhibit 3.2           Form of Notice of Extension/Conversion
Exhibit 7.1(c)        Form of Officer's Compliance Certificate
Exhibit 7.12          Form of Joinder Agreement
Exhibit 11.3(b)       Form of Assignment and Acceptance

                                CREDIT AGREEMENT


        THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Credit Agreement"), is entered into as of July 20, 2001 among APRIA HEALTHCARE GROUP INC., a Delaware corporation (the "Borrower"), the Subsidiaries of the Borrower listed on the signature pages hereto (individually a "Guarantor", collectively the "Guarantors"), the Lenders (as defined herein), BANK OF AMERICA, N.A., as Agent for the Lenders, and CREDIT LYONNAIS NEW YORK BRANCH, THE BANK OF NOVA SCOTIA and FLEET NATIONAL BANK, as Co-Syndication Agents.

                                    RECITALS

        WHEREAS, the Borrower and certain of its Subsidiaries are party to that certain Amended and Restated Credit Agreement, dated as of November 13, 1998, as amended from time to time thereafter (as amended, the "Existing Credit Agreement"), among the Borrower, certain of its Subsidiaries, the lenders party thereto, Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as the Administrative and Collateral Agent, and Bank of America, N.A. (formerly known as NationsBank, N.A.), as Syndication Agent;

        WHEREAS, the parties to the Existing Credit Agreement have agreed to amend the Existing Credit Agreement and for ease of reference have agreed to amend and restate the Existing Credit Agreement in this Credit Agreement; and

        WHEREAS, the Borrower and the Guarantors have requested, and the Lenders have agreed, to provide credit facilities in an aggregate amount of $400,000,000 (the "Credit Facilities") on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1

                        DEFINITIONS AND ACCOUNTING TERMS

        1.1 DEFINITIONS.

        As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

                "Acquisition", by any Person, means the acquisition by such Person of all or substantially all of the capital stock or all or substantially all of the Property of another

        Person, or of a division or business unit of a Person, whether or not involving a merger or consolidation with such Person.

                "Adjusted Base Rate" means the Base Rate plus the Applicable Percentage.

                "Adjusted Eurodollar Rate" means the Eurodollar Rate plus the Applicable Percentage.

                "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

                "Agent" means Bank of America, N.A. (or any successor thereto) or any successor Agent appointed pursuant to Section 10.9.

                "Agent-Related Persons" means the Agent (including any successor agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

                "Agent's Fee Letter" means the fee letter between the Agent and the Borrower dated as of May 30, 2001, as amended.

                "Applicable Lending Office" means, for each Lender, the office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice as the office by which its Eurodollar Loans are made and maintained.

                "Applicable Percentage" means, for purposes of calculating the applicable interest rate for any day for any Revolving Loan, any Tranche A Term Loan or any Tranche B Term Loan, the applicable rate of the Commitment Fee for any day for purposes of Section 3.5(a), the applicable rate of the Letter of Credit Fee for any day for purposes of
        Section 3.5(b)(i), the appropriate applicable percentage corresponding to the Leverage Ratio in effect as of the most recent Calculation Date:

========================================================================================
                              APPLICABLE PERCENTAGES
----------------------------------------------------------------------------------------
                        FOR REVOLVING LOANS,
                        TRANCHE A TERM LOANS               FOR
                       AND LETTER OF CREDIT FEE    TRANCHE B TERM LOANS
                       ------------------------ ---------------------------
                        EURODOLLAR
                        LOANS AND                                               FOR
 PRICING     LEVERAGE   LETTER OF    BASE RATE  EURODOLLAR                   COMMITMENT
  LEVEL       RATIO     CREDIT FEE     LOANS      LOANS     BASE RATE LOANS     FEE
-------- ------------   ----------   ---------  ----------  ---------------  ----------
    I    <1.25 to 1.0        1.50%        .50%       3.00%          2.00%           .25%

   II    <1.75 to 1.0        1.75%        .75%       3.00%          2.00%          .375%
          but > 1.25
              -
            to 1.0

   III   <2.25 to 1.0        2.00%       1.00%       3.00%          2.00%          .375%
          but > 1.75
              -
            to  1.0
   IV    >2.25 to 1.0        2.25%       1.25%       3.00%          2.00%          .50%
         -
========================================================================================


        The Applicable Percentages shall be determined and adjusted quarterly on the date (each a "Calculation Date") five Business Days after the date on which the Administrative Agent receives the officer's certificate in accordance with the provisions of Section 7.1(c) for the most recently ended fiscal quarter of the Consolidated Parties; provided, however, that (i) the initial Applicable Percentages shall be based on Pricing Level II (as shown above) and shall remain at Pricing Level II until the Calculation Date for the fiscal quarter of the Consolidated Parties ending on September 30, 2001, on and after which time the Pricing Level shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding the applicable Calculation Date and (ii) if the Credit Parties fail to provide the officer's certificate to the Agency Services Address as required by Section 7.1(c) for the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding the applicable Calculation Date, the Applicable Percentage from such Calculation Date shall be based on Pricing Level IV until such time as an appropriate officer's certificate is provided, whereupon the Pricing Level shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding such Calculation Date. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentages shall be applicable to all existing Loans and Letters of Credit as well as any new Loans and Letters of Credit made or issued.

                "Application Period", in respect of any Asset Disposition, shall have the meaning assigned to such term in Section 8.5.



                "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans which is an "accredited investor" and is managed or advised by the same investment advisor that manages or advises such Lender or by an Affiliate of such investment advisor.

                "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

                "Asset Disposition" means any disposition, other than pursuant to an Excluded Asset Disposition, of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, transfer or otherwise, but other than pursuant to any casualty or condemnation event.

                "Asset Disposition Prepayment Event" means, with respect to any Asset Disposition, the failure of the Credit Parties to apply (or cause to be applied) the Net Cash Proceeds of such Asset Disposition to Eligible Reinvestments during the Application Period for such Asset Disposition.

                "Attorney Costs" means and includes all reasonable fees and disbursements of counsel.

                "Bank of America" means Bank of America, N.A. and its successors.

                "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

                "Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

                "Base Rate" means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (b) the Prime Rate in effect on such day. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

                "Base Rate Loan" means any Loan bearing interest at a rate determined by reference to the Base Rate.

                "Borrower" means Apria Healthcare Group Inc., a Delaware corporation, together with any successors and permitted assigns.

                "Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Charlotte, North Carolina or New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

                "Calculation Date" has the meaning set forth in the definition of Applicable Percentage.

                "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

                "Capital Stock" means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time and demand deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank having capital and surplus in excess of $100,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) shares of money market mutual or similar funds which invest exclusively in the assets satisfying the requirements of clauses (a) through (d) of this definition.

                "CHAMPUS" means the United States Department of Defense Civilian Health and Medical Program of the Uniformed Services.

                "Change in Control" means (i) any Person or two or more Persons acting in concert shall have acquired, after the date hereof, beneficial ownership, directly or indirectly, of Capital Stock of the Borrower (or other securities convertible into such Capital Stock) representing 25% or more of the combined voting power of all Capital Stock of the Borrower or (ii) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Parent then in office. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities and Exchange Act of 1934.

                "Closing Date" means the date hereof.

                "Code" means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

                "Collateral" means a collective reference to all Property with respect to which Liens in favor of the Agent are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

                "Collateral Documents" means a collective reference to the Security Agreement, the Pledge Agreement, the mortgage instruments and such other documents executed and delivered in connection with the attachment and perfection of the Agent's security interests and liens arising thereunder, including without limitation, UCC financing statements and patent and trademark filings.

                "Commitment" means (i) with respect to each Lender, the Revolving Commitment of such Lender, the Tranche A Term Loan Commitment and the Tranche B

        Term Loan Commitment of such Lender, (ii) with respect to the Issuing Lender, the LOC Commitment and (iii) with respect to the Swingline Lender, the Swingline Commitment.

                "Commitment Fee" shall have the meaning assigned to such term in
        Section 3.5(a).

                "Commitment Fee Calculation Period" shall have the meaning assigned to such term in Section 3.5(a).

                "Consolidated Assets" means, at any date, the consolidated assets of the Borrower and the Subsidiaries at such date, as determined in accordance with GAAP.

                "Consolidated Capital Expenditures" means the sum of (without duplication) (i) all expenditures of the Borrower and its Subsidiaries on a consolidated basis during such period (a) for the acquisition, maintenance or repair of fixed or capital assets (which should be capitalized in accordance with GAAP) and (b) for Rental Equipment or for the maintenance or repair of Rental Equipment (which should be capitalized in accordance with GAAP) and (ii) all Capital Leases of the Borrower and its Subsidiaries entered into during such period.

                "Consolidated Cash Taxes" means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis the aggregate of all taxes to the extent the same are paid in cash during such period.

                "Consolidated EBITDA" means, as of any date for the four fiscal quarter period ending on, or most recently ended prior to, such date, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (i) Consolidated Net Income, plus (ii) an amount which, in the determination of Consolidated Net Income, has been deducted for (A) Consolidated Interest Expense, (B) total Federal, state, local and foreign income, value added and similar taxes and (C) depreciation and amortization expense, as determined in accordance with GAAP.

                "Consolidated EBITDAR" means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of
        (i) Consolidated EBITDA for such period, plus (ii) an amount which in the determination of Consolidated Net Income for such period has been deducted for Consolidated Rent Expense for such period.

                "Consolidated Interest Expense" means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, all net interest expense, including the interest component under Capital Leases, as determined in accordance with GAAP.

                "Consolidated Net Income" means, as of any date for the four fiscal quarter period ending on, or most recently ended prior to, such date with respect to the Borrower and its Subsidiaries on a consolidated basis, net income, as determined in accordance with GAAP; provided, that in any event there shall be excluded any extraordinary items and any non-cash or non-recurring gains or losses.

                "Consolidated Parties" means a collective reference to the Borrower and its Subsidiaries, and "Consolidated Party" means any one of them.

                "Consolidated Rent Expense" means all payments (including, without limitation, any property taxes paid as additional rent or lease payments) made by the Borrower and its Subsidiaries on a consolidated basis under any agreement to rent or lease Property.

                "Consolidated Scheduled Funded Debt Payments" means, as of the end of each fiscal quarter of the Borrower, for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Funded Debt for the applicable period ending on such date (including the principal component of payments due on Capital Leases during the applicable period ending on such date); it being understood that Consolidated Scheduled Funded Debt Payments shall not include voluntary prepayments or the mandatory prepayments required pursuant to Section 3.3.

                "Continue", "Continuation", "Continuing", and "Continued" shall refer to the continuation pursuant to Section 3.2 hereof of a Eurodollar Loan from one Interest Period to the next Interest Period.

                "Continuing Directors" means during any period of up to 24 consecutive months commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower's board of directors or whose nomination for election by the Borrower's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

                "Contract Provider" means any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any contract with any Consolidated Party.

                "Convert", "Conversion", "Converting" and "Converted" shall refer to a conversion pursuant to Section 3.2 or Sections 3.7 through 3.12, inclusive, of a Base Rate Loan into a Eurodollar Loan.

                "Credit Documents" means a collective reference to this Credit Agreement, the Notes, the LOC Documents, each Joinder Agreement, the Agent's Fee Letter, the Collateral Documents and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and "Credit Document" means any one of them.

                "Credit Facilities" shall have the meaning assigned to such term in the recitals hereto.

                "Credit Parties" means the Borrower and the Guarantors and "Credit Party" means any one of them.

                "Credit Party Obligations" means, without duplication, (i) all of the obligations and liabilities of the Credit Parties to the Lenders (including the Issuing Lender) and the Agent, whenever arising, under this Credit Agreement, the Notes, the Collateral Documents or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing from the Borrower to any Lender, or any Affiliate of a Lender, arising under any Hedging Agreement.

                "Debt Issuance" means the issuance of any Indebtedness for borrowed money by any Consolidated Party (other than any Debt Issuance permitted by Section 8.1(a)-(f) and (h)).

                "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                "Defaulting Lender" means, at any time, any Lender that, (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement (but only for so long as such Loan is not made or such Participation Interest is not purchased),
        (b) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement (but only for so long as such amount has not been repaid) or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

                "Dollars" and "$" means dollars in lawful currency of the United States of America.

                "Domestic Subsidiary" means, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

                "Eligible Assets" means any assets or any business (or any substantial part thereof) used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof) and businesses ancillary thereto.

                "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by the Agent and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

                "Eligible Reinvestment" means (i) any acquisition (whether or not constituting a capital expenditure, but not constituting an Acquisition) of Eligible Assets and (ii) any Permitted Acquisition.

                "Environmental Claim" means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial, or private in nature arising (a) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any assessment, abatement, removal, remedial, corrective, or other response action in connection with an Environmental Law or other order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

                "Environmental Laws" means any current or future legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife,
        (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or binding directive issued thereunder.

                "Equity Issuance" means any issuance by the Borrower or any of its Subsidiaries to any Person of (a) shares of its Capital Stock other than (i) any shares of its Capital Stock pursuant to the exercise of options or warrants, (ii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity and (iii) in the case of Subsidiaries, any shares of its Capital Stock issued to the Borrower or any of its Subsidiaries or (b) any options or warrants relating to its Capital Stock. The term "Equity Issuance" shall not include (a) any Asset Disposition, (b) any Debt Issuance or (c) the issuance of Capital Stock so long as the Net Cash Proceeds are used (within the period of

        90 days following the consummation of such Equity Issuance) to make Eligible Reinvestments.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                "ERISA Affiliate" means an entity which is under common control with any Consolidated Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Consolidated Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.

                "ERISA Event" means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by any Consolidated Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under
        Section 302(f) of ERISA exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

                "Eurodollar Loan" means a Loan bearing interest based at a rate determined by reference to the Eurodollar Rate.

                "Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period, therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined by the Agent to be equal to the London Interbank Offered Rate.

                "Event of Default" means any of the events or circumstances described in Section 9.1.

                "Excluded Asset Disposition" means, with respect to any Consolidated Party, (i) the sale of inventory in the ordinary course of such Consolidated Party's business, (ii) the sale or disposition of machinery and equipment no longer used or useful in the conduct of such Consolidated Party's business, (iii) any Equity Issuance by such Consolidated Party, (iv) any Involuntary Disposition by such Consolidated Party and (v) any sale, lease, transfer or other disposition of Property by such Consolidated Party to any other Consolidated Party, provided that the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Agent may request so as to cause the Credit Parties to be in compliance with the terms of Section 7.13 after giving effect to such transaction.

                "Excluded Property" means, with respect to any Consolidated Party, including any Person that becomes a Consolidated Party after the Closing Date as contemplated by Section 7.12, (i) any owned or leased real or personal Property of such Consolidated Party which is located outside of the United States, (ii) any leased real Property of such Consolidated Party, (iii) any owned real Property of such Consolidated Party which has a net book value of less than $500,000, provided that the aggregate net book value of all real Property of all of the Credit Parties excluded pursuant to this clause (iii) shall not exceed $2,000,000, (iv) any leased personal Property of such Consolidated Party, (v) any personal Property of such Credit Party (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (A) governed by the Uniform Commercial Code or (B) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office and (vi) any Property of such Consolidated Party which, subject to the terms of Section 8.11 and Section 8.14, is subject to a Lien of the type described in clause (vii) of the definition of "Permitted Liens" set forth in Section 1.1 pursuant to documents which prohibit such Consolidated Party from granting any other Liens in such Property.

                "Existing Credit Agreement" shall have the meaning assigned to such term in the recitals hereto.

                "Existing Letters of Credit" means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 2.2(a).

                "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Agent.

                "Fixed Charge Coverage Ratio" means, as of the end of each fiscal quarter of the Consolidated Parties for the four quarter period ending on such date, the ratio of (a) Consolidated EBITDAR for the applicable period minus Consolidated Cash Taxes for the applicable period to (b) the sum of (i) Consolidated Interest Expense for the applicable period plus (ii) Consolidated Scheduled Funded Debt Payments for the applicable period plus (iii) Consolidated Rent Expense for the applicable period.

                "Foreign Subsidiary" means, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary of such Person.

                "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                "Funded Debt" means, without duplication, the sum of (a) all Indebtedness of the Borrower and its Subsidiaries for borrowed money,
        (b) all purchase money Indebtedness of the Borrower and its Subsidiaries, (c) the principal portion of all obligations of the Borrower and its Subsidiaries under Capital Leases, (d) all obligations, contingent or otherwise, relative to the face amount of all letters of credit (other than letters of credit supporting trade payables in the ordinary course of business), whether or not drawn, and banker's acceptances issued for the account of such Person (it being understood that, to the extent an undrawn letter of credit supports another obligation consisting of Indebtedness, in calculating aggregated Indebtedness only such other obligation shall be included), (e) all Guaranty Obligations of the Borrower and its Subsidiaries with respect to Funded Debt of another Person, (f) all Funded Debt of another entity secured by a Lien on any property of the Borrower and its Subsidiaries whether or not such Funded Debt has been assumed by the Borrower or any of its Subsidiaries, (g) all Funded Debt of any partnership or unincorporated joint venture to the extent the Borrower or one of its Subsidiaries is legally obligated, net of any assets of such partnership or joint venture, (h) the principal balance outstanding under any Synthetic Lease and (i) the aggregate amount of Governmental Reimbursement Program Costs (exclusive of, with respect to the determination of Funded Debt in any period, the portion of Governmental Reimbursement Program Costs paid in such period).

                "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

                "Governmental Authority" means any Federal, state, local, provincial or foreign court or governmental agency, authority, instrumentality or regulatory body.

                "Governmental Reimbursement Program Cost" means with respect to and payable by the Borrower and its Subsidiaries the sum of:

                        (i) all amounts (including punitive and other similar
                amounts) agreed to be paid or payable (a) in settlement of claims or (b) as a result of a final, non-appealable judgment, award or similar order, in each case, relating to participation in Medical Reimbursement Programs;

                        (ii) all final, non-appealable fines, penalties,
                forfeitures or other amounts rendered pursuant to criminal indictments or other criminal proceedings relating to participation in Medical Reimbursement Programs; and

                        (iii) the amount of final, non-appealable recovery,
                damages, awards, penalties, forfeitures or similar amounts rendered in any litigation, suit, arbitration, investigation or other legal or administrative proceeding of any kind relating to participation in Medical Reimbursement Programs.

                "Guarantor" means each of the Persons identified as a "Guarantor" on the signature pages hereto and each Person which may hereafter execute a Joinder Agreement pursuant to Section 7.12, together with their successors and permitted assigns, and "Guarantor" means any one of them.

                "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent,
        (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements but excluding obligations to provide funding for partnerships and joint ventures) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount of the Indebtedness in respect of which such Guaranty Obligation is made.

                "Hazardous Materials" means any substance, material or waste defined or regulated in or under any Environmental Laws.

                "HCFA" means the United States Health Care Financing Administration and any successor thereto, including the Centers for Medicare and Medicaid Services.

                "Hedging Agreements" means any interest rate protection agreement or foreign currency exchange agreement.

                "Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the implied principal component of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, (j) the maximum amount of all performance and standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration (other than as a result of a Change of Control or an Asset Disposition that does not in fact result in a redemption of such preferred Capital Stock) at any time prior to the Maturity Date, (l) the principal portion of all obligations of such Person under Synthetic Leases, (m) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (n) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer and (o) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP.

                "Interest Payment Date" means (a) as to Base Rate Loans, the last day of each month and the Maturity Date, (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also on the date three months from the beginning of the Interest Period and each three months thereafter and (c) with respect to any Swingline Loan, the date such Loan is required to be repaid and the Maturity Date.

                "Interest Period" means, as to Eurodollar Loans, a period of one week, one month, two months', three months' or six months' duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date, (c) with regard to the Tranche A Term Loans, no Interest Period shall extend beyond any Principal Amortization Payment Date unless the portion of Tranche A Term Loans comprised of Base Rate Loans together with the portion of Tranche A Term Loans comprised of Eurodollar Loans with Interest Periods expiring prior to the date such Principal Amortization Payment is due, is at least equal to the amount of such Principal Amortization Payment due on such date, (d) with regard to the Tranche B Term Loans, no Interest Period shall extend beyond any Principal Amortization Payment Date unless the portion of Tranche B Term Loans comprised of Base Rate Loans together with the portion of Tranche B Term Loans comprised of Eurodollar Loans with Interest Periods expiring prior to the date such Principal Amortization Payment is due, is at least equal to the amount of such Principal Amortization Payment due on such date and (e) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

                "Investment" in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets comprising all or substantially all of the assets of any Person or of a division or business unit of a Person (other than equipment, inventory and supplies in the ordinary course of business and other than any acquisition of assets constituting a Consolidated Capital Expenditure), Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory and supplies in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person, but excluding any Restricted Payment to such Person.

                "Involuntary Disposition" shall have the meaning assigned to such term in Section 7.6(b).

                "Issuing Lender" means Bank of America, N.A., and its successors in such capacity as provided in Section 11.3(h).

                "Issuing Lender Fees" shall have the meaning assigned to such term in Section 3.5(b)(ii).

                "Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit 7.12.

                "Lender" means any of the Persons identified as a "Lender" on the signature pages hereto, and any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

                "Letter of Credit" means (i) any letter of credit issued by the Issuing Lender for the account of any Credit Party in accordance with the terms of Section 2.2 and (ii) any Existing Letter of Credit, as such Letter of Credit or Existing Letter of Credit may be amended, modified, extended, renewed or replaced.

                "Letter of Credit Fee" shall have the meaning assigned to such term in Section 3.5(b)(i).

                "Leverage Ratio" means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Funded Debt of the Consolidated Parties on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such period.

                "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof.

                "Loan" or "Loans" means the Revolving Loans, the Tranche A Term Loans and/or the Tranche B Term Loans (or a portion of any Revolving Loan, any Tranche A Term Loan or Tranche B Term Loan bearing interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate and referred to as a Base Rate Loan or a Eurodollar Loan) and/or the Swingline Loans (or any Swingline Loan bearing interest at the Adjusted Base Rate and referred to as a Base Rate Loan), individually or collectively, as appropriate.

                "LOC Commitment" means the commitment of the Issuing Lender to issue Letters of Credit in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the LOC Committed Amount.

                "LOC Committed Amount" shall have the meaning assigned to such term in Section 2.2.

                "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk of (b) any collateral security for such obligations.

                "LOC Obligations" means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus
        (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed by the Borrower.

                "London Interbank Offered Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) in each case determined by the Agent to be equal to:

                        (i) the offered rate that appears on the Dow Jones
                Telerate Screen Page 3750 (or any successor page) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of the applicable Interest Period) for a term equivalent to the applicable Interest Period at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period; or

                        (ii) if for any reason the foregoing rate in clause (i)
                is unavailable or undeterminable, the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of the applicable Interest Period) for a term equivalent to the applicable Interest Period at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period; or

                        (iii) if for any reason the foregoing rates in clauses
                (i) and (ii) are unavailable or undeterminable, the rate of interest at which deposits in Dollars for delivery on the first day of the applicable Interest Period in same day funds in the approximate amount of the applicable Eurodollar Loan for a term equivalent to the applicable Interest Period would be offered by the London branch of Bank of America to major banks in the London interbank Dollar market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period.

                "Material Adverse Effect" means a material adverse effect on (a) the operations, condition (financial or otherwise) or business of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower, individually, or the Credit Parties, taken as a whole, to perform its or their obligations, when such obligations are required to be performed, under this Credit Agreement or any of the other Credit Documents, or (c) the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder taken as a whole.

                "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                "Maturity Date" means (i) as to the Revolving Loans and Letters of Credit (and the related LOC Obligations), the Swingline Loans and the Tranche A Term Loan, July 20, 2006 and (ii) as to the Tranche B Term Loan, July 20, 2007.

                "Medicaid" means that means-tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria. (Social Security Act of 1965, Title XIX, P.L. 89-87, as amended; 42 U.S.C. 1396 et seq.).

                "Medicaid Regulations" means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and
        (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (ii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

                "Medical Reimbursement Programs" means the Medicare, Medicaid and CHAMPUS programs and any other health care program operated by or financed in whole or in part by any federal, state or local government.

                "Medicare" means that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals. (Social Security Act of 1965, Title XVIII, P.L. 89-87 as amended; 42 U.S.C. 1395 et seq.).

                "Medicare Regulations" means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, the Department of Health and Human Services ("HHS"), HCFA, the Office of the Inspector General for HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

                "Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

                "Multiemployer Plan" means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

                "Multiple Employer Plan" means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, with respect to which any Credit Party or any of its Subsidiaries or any ERISA Affiliate and at least one employer other than a Credit Party or any of its Subsidiaries or any ERISA Affiliate are contributing sponsors.

                "Net Cash Proceeds" means the aggregate proceeds paid in cash or Cash Equivalents received by any Consolidated Party in respect of any Asset Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any such Consolidated Party in any Asset Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.

                "Note" or "Notes" means the Revolving Loan Notes, the Tranche A Term Notes, and the Tranche B Term Notes, if any, individually or collectively, as appropriate.

                "Notice of Borrowing" means a request by the Borrower for a Revolving Loan, in the form of Exhibit 2.1(b).

                "Notice of Extension/Conversion" means the written notice of extension or conversion in substantially the form of Exhibit 3.2, as required by Section 3.2.

                "Operating Lease" means, as to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as an operating lease.

                "Participation Interest" means a purchase by a Lender of a participation in Letters of Credit or LOC Obligations as provided in
        Section 2.2, in Swingline Loans as provided in Section 2.3 or in any Loans as provided in Section 3.14.

                "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

                "Permitted Acquisition" shall mean an Acquisition by the Borrower or any Subsidiary of the Borrower, provided that (a) the capital stock or property acquired in such Acquisition relates to a line of business similar to the business of the Borrower and its Subsidiaries engaged in on the Closing Date or a reasonable extension or expansion thereof or a business ancillary thereto; (b) in the case of an Acquisition of the capital stock of another Person, (i) the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition and (ii) such Person shall become a wholly-owned direct or indirect Subsidiary of the Borrower (c) if the aggregate consideration for such Acquisition, exceeds $25,000,000, the Borrower shall have delivered to the Agent, not less than 10 days prior to the consummation of such Acquisition, a pro forma certificate of a Responsible Officer demonstrating that, upon giving effect to such Acquisition on a pro forma basis as though it had occurred on the first day of the relevant calculation period, the Borrower shall be in compliance with all of the covenants set forth in
        Section 7.11; (d) the representations and warranties made by the Borrower herein shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date and no Default or Event of Default exists as of the date of such Acquisition (after giving effect thereto) and (e) the aggregate consideration (including cash and non-cash consideration and any assumption of Indebtedness) for all Acquisitions occurring after the Closing Date shall not exceed $100,000,000 during any fiscal year.

                "Permitted Asset Disposition" means (i) any Asset Disposition permitted by Section 8.5 and (ii) any Excluded Asset Disposition.

                "Permitted Investments" means Investments which are (a) cash or Cash Equivalents, (b) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (c) inventory, raw materials and general intangibles acquired in the ordinary course of business, (d) Investments by one Credit Party in another Credit Party; (e) Investments in notes receivables and loans to directors, officers or employees of a Credit Party in the ordinary course of business for reasonable business expenses, not to exceed $2,000,000 in the aggregate, at any one time outstanding, (f) Investments in Capital Expenditures, (g) Permitted Acquisitions, (h) Investments existing on the date hereof and set forth on Schedule 1.1(a), and (i) other Investments not to exceed $10,000,000, in the aggregate, at any one time outstanding.

                "Permitted Liens" means:

                (i) Liens in favor of the Agent to secure the Credit Party Obligations;

                (ii) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

                (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

                (iv) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any Consolidated Party in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                (v) Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

                (vi) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use or value of the encumbered Property for its intended purposes;

                (vii) Liens on Property of any Person securing purchase money Indebtedness (including Capital Leases and Synthetic Leases) of such Person permitted under Section 8.1(c), provided that any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof;

                (viii) leases or subleases granted to others not interfering in any material respect with the business of any Consolidated Party;

                (ix) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

                (x) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.6;

                (xi) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

                (xii) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

                (xiii) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

                (xiv) Liens existing on any Property prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

                (xv) Liens existing as of the Closing Date and set forth on
        Schedule 1.1(b); provided that (a) no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date and (b) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced.

                "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

                "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I (other than Subtitle A or
        Part 1 of Subtitle B thereof) or Title IV of ERISA and with respect to which any Credit Party or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of
        Section 3(5) of ERISA.

                "Pledge Agreement" means the pledge agreement dated as of the Closing Date in the form of Exhibit 1.1(a) to be executed in favor of the Agent by each of the Credit Parties, as amended, modified, restated or supplemented from time to time.

                "Prime Rate" means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." Such rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

                "Principal Amortization Payment" means a principal payment on the Tranche A Term Loans as set forth in Section 2.4(d) or on the Tranche B Term Loans as set forth in Section 2.5(d).

                "Principal Amortization Payment Date" means the date a Principal Amortization Payment is due.

                "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                "Qui Tam Litigation" means that certain qui tam litigation filed on behalf of the United States of America against the Borrower, which, as of the Closing Date, is being investigated by the United States Attorney's Office in Los Angeles, California, as such litigation is further described in Schedule 6.9.

                "Register" shall have the meaning assigned to such term in
        Section 11.3(c).

                "Regulation T, U, or X" means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

                "Rental Equipment" means all medical equipment rented to patients for use in their homes or held by the Borrower and its Subsidiaries for such use and any other rental equipment required in accordance with GAAP to be stated as such on the consolidated balance sheet of the Borrower.

                "Reportable Event" means a "reportable event" as defined in
        Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

                "Required Lenders" means, at any time, Lenders (other than Defaulting Lenders) holding in the aggregate more than 50 percent (50%) of (i) the Revolving Commitments (and Participation Interests therein), the outstanding Tranche A Term Loans (and Participation Interests therein) and the outstanding Tranche B Term Loans (and Participation Interests therein) or (ii) if the Revolving Commitments have been terminated, the outstanding Loans, LOC Obligations and Participation Interests (including the Participation Interests of the Issuing Lender in any Letters of Credit and the Participation Interests of the Swingline Lender in any Swingline Loans).

                "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

                "Responsible Officer" means the Chief Executive Officer, President and Chief Operating Officer and Executive Vice President and Chief Financial Officer (or principal accounting and finance officer) or other duly authorized officer.

                "Restricted Payment" means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Consolidated Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (other than dividends or distributions payable in Capital Stock of the applicable Person or to any Credit Party (directly or indirectly through Subsidiaries)), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding.

                "Revolving Commitment" means, with respect to each Lender, the commitment of such Lender (i) to make Revolving Loans in accordance with the provisions of Section 2.1(a), (ii) to purchase Participation Interests in Letters of Credit in accordance with the provisions of
        Section 2.2(c) and (iii) to purchase Participation Interests in the Swingline Loans in accordance with the provisions of Section 2.3, in an aggregate principal amount not to exceed such Lender's Revolving Committed Amount.

                "Revolving Committed Amount" means (i) with regard to the Lenders collectively, the aggregate maximum amount of Revolving Loans as may be reduced from time to time as provided in Section 3.4 and (ii) with regard to each Lender, the amount of such Lender's Revolving Commitment, as such amount may be reduced from time to time as provided in Section 3.4. The initial Revolving Committed Amount of each Lender is set forth on Schedule 2.1(a).

                "Revolving Loan Commitment Percentage" means, for each Lender, the percentage identified as its Revolving Commitment Percentage on
        Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

                "Revolving Loans" means the Revolving Loans made to the Borrower pursuant to Section 2.1.

                "Revolving Note" or "Revolving Notes" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.1(e).

                "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

                "Sale and Leaseback Transaction" means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated

        Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

                "Securities Act" means the Securities Act of 1933, as amended, and all regulations issued pursuant thereto.

                "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and all regulations issued pursuant thereto.

                "Security Agreement" means the security agreement dated as of the Closing Date in the form of Exhibit 1.1(b) to be executed in favor of the Agent by each of the Credit Parties, as amended, modified, restated or supplemented from time to time.

                "Senior Subordinated Notes" means those certain 9 1/2% Senior Subordinated Notes due November 1, 2002.

                "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

                "Social Security Act" means the Social Security Act as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed also to refer to any successor sections.

                "Stark I and II" means Section 1877 of the Social Security Act as set forth at Section 1395nn of Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

                "Subordinated Indebtedness" means up to $200,000,000 of Indebtedness of the Borrower (a) having a maturity of not less than 7 years, (b) no scheduled amortization and (c) containing other terms, including subordination provisions, reasonably acceptable to the Administrative Agent and the Required Lenders.

                "Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time or (c) any other entity whose financial information is consolidated with the Borrower's financial statements in accordance with GAAP.

                "Swingline Commitment" means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding of up to the Swingline Committed Amount.

                "Swingline Committed Amount" shall have the meaning assigned to such term in Section 2.3(a).

                "Swingline Lender" means Bank of America, N.A.

                "Swingline Loan" shall have the meaning assigned to such term in
        Section 2.3(a).

                "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease under GAAP.

                "Taxes" shall have the meaning assigned to such term in Section 3.11(a).

                "Tranche A Term Loan" shall have the meaning assigned to such term in Section 2.4(a).

                "Tranche A Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make its portion of the Tranche A Term Loan in a principal amount equal to such Lender's Tranche A Term Loan Committed Amount.

                "Tranche A Term Loan Committed Amount" means (i) with regard to the Lenders collectively, the aggregate amount of the Tranche A Term Loan, as referenced in Section 2.4(a) and (ii) with regard to each Lender, the amount of such Lender's Tranche A Term Loan Commitment, as set forth on Schedule 2.1(a).

                "Tranche A Term Loan Percentage" means, for any Lender, the percentage identified as its Tranche A Term Loan Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

                "Tranche A Term Note" or "Tranche A Term Notes" means the promissory notes of the Borrower in favor of each Lender provided pursuant to Section 2.4(f) and evidencing the Tranche A Term Loans of such Lender, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

                "Tranche B Term Loan" shall have the meaning assigned to such term in Section 2.5(a).

        "Tranche B Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make its portion of the Tranche B Term Loan in a principal amount equal to such Lender's Tranche B Term Loan Committed Amount.

        "Tranche B Term Loan Committed Amount" means (i) with regard to the Lenders collectively, the aggregate amount of the Tranche B Term Loan, as referenced in Section 2.5(a), and (ii) with regard to each Lender, the amount of such Lender's Tranche B Term Loan Commitment, as set forth on Schedule 2.1(a).

        "Tranche B Term Loan Percentage" means, for any Lender, the percentage identified as its Tranche B Term Loan Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

        "Tranche B Term Note" or "Tranche B Term Notes" means the promissory notes of the Borrower in favor of each Lender provided pursuant to
        Section 2.5(f) and evidencing the Tranche B Term Loans of such Lender, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

                "Unused Revolving Committed Amount" means, for any period, the amount by which (a) the then applicable Revolving Committed Amount exceeds (b) the daily average sum for such period of (i) the outstanding aggregate principal amount of all Revolving Loans (but not including any Swingline Loans) plus (ii) the outstanding aggregate principal amount of all LOC Obligations.

                "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

                "Wholly Owned Subsidiary" means any Person 100% of whose Voting Stock is at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Voting Stock is at the time owned, directly or indirectly, by the Borrower.

        1.2 COMPUTATION OF TIME PERIODS AND OTHER DEFINITIONAL PROVISIONS.

        For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." References in this Credit Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

        1.3 ACCOUNTING TERMS.

        Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1; provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) either the Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements (or after the Lenders have been informed of the change in GAAP affecting such financial statements, if later, and the impact of such change), then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.


                                    SECTION 2

                                CREDIT FACILITIES

        2.1 REVOLVING LOANS.

                (a) Revolving Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Borrower such Lender's Revolving Commitment Percentage of revolving credit loans requested by the Borrower in Dollars ("Revolving Loans") from time to time from the Closing Date until the Maturity Date, or such earlier date as the Revolving Commitments shall have been terminated as provided herein; provided, however, that the sum of the aggregate outstanding principal amount of Revolving Loans shall not exceed ONE HUNDRED MILLION DOLLARS ($100,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 3.4, the "Revolving Committed Amount"); provided, further, (A) with regard to each Lender individually, such Lender's outstanding Revolving Loans shall not exceed such Lender's Revolving Committed Amount, and (B) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the aggregate Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than 8 Eurodollar Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest

        Period). Revolving Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

                (b) Revolving Loan Borrowings.

                        (i) Notice of Borrowing. The Borrower shall request a
                Revolving Loan borrowing by written notice (or telephonic notice promptly confirmed with a written Notice of Borrowing) to the Agent not later than 2:00 P.M. (Charlotte, North Carolina time) on the Business Day prior to the date of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. A form of Notice of Borrowing (a "Notice of Borrowing") is attached as Exhibit 2.1(b). If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. The Agent shall give notice to each affected Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender's share of any borrowing to be made pursuant thereto.

                        (ii) Minimum Amounts. Each Eurodollar Loan or Base Rate
                Loan that is a Revolving Loan shall be in a minimum aggregate principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

                        (iii) Advances. Each Lender will make its Revolving
                Commitment Percentage of each Revolving Loan borrowing available to the Agent for the account of the Borrower as specified in
                Section 3.15(a), or in such other manner as the Agent may specify in writing, by 2:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

                (c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 9.2.

                (d) Interest. Subject to the provisions of Section 3.1,

                        (i) Base Rate Loans. During such periods as Revolving
                Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

                        (ii) Eurodollar Loans. During such periods as Revolving
                Loans shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

        Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

                (e) Revolving Notes. The Revolving Loans made by each Lender may, upon the request of a Lender, be evidenced by a duly executed promissory note of the Borrower to such Lender in an original principal amount equal to such Lender's Revolving Commitment Percentage of the Revolving Committed Amount and in substantially the form of Exhibit 2.1(e).

        2.2 LETTER OF CREDIT SUBFACILITY.

                (a) Issuance. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, the Issuing Lender agrees to issue, and each Lender with a Revolving Commitment severally agrees to participate in the issuance by the Issuing Lender of, standby Letters of Credit in Dollars from time to time from the Closing Date until the date thirty (30) days prior to the Maturity Date as the Borrower may request, in a form acceptable to the Issuing Lender; provided, however, that (i) the LOC Obligations outstanding shall not at any time exceed TWENTY MILLION DOLLARS ($20,000,000) (the "LOC Committed Amount") and (ii) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not at any time exceed the aggregate Revolving Committed Amount. No Letter of Credit shall (x) have an original expiry date more than one year from the date of issuance (provided that any such Letter of Credit may contain customary "evergreen" provisions pursuant to which the expiry date is automatically extended by a specific time period unless the Issuing Lender gives notice to the beneficiary of such Letter of Credit at least a specified time period prior to the expiry date then in effect) or (y) as originally issued or as extended, have an expiry date extending beyond the date thirty (30) days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry dates of each Letter of Credit shall be a Business Day.

                (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted by the Borrower to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will, at least quarterly and more frequently upon request, disseminate to each of the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date, as well as any payment or expirations which may have occurred.

                (c) Participation. Each Lender with a Revolving Commitment, upon issuance of a Letter of Credit (or, in the case of each Existing Letter of Credit, on the Closing Date), shall be deemed to have purchased without recourse a Participation Interest from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its pro rata share of the obligations under such Letter of Credit (based on the respective Revolving Commitment Percentages of the Lenders) and shall absolutely, unconditionally and irrevocably assume and be obligated to pay to the Issuing Lender and discharge when due, its pro rata share of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender's Participation Interest in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by the Borrower as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Lender its pro rata share of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of clause (d) below. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

                (d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower. Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to otherwise reimburse the Issuing Lender for such drawing, the Borrower shall be deemed to have requested that the Lenders make a Revolving Loan in the amount of the drawing as provided in clause
        (e) below on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. The Borrower promises to reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds. If the Borrower shall fail to reimburse the Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Adjusted Base Rate plus 2%. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Lender's pro rata share of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M.

        (Charlotte, North Carolina time), and otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two
        (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Lender's obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Issuing Lender, such Lender shall, automatically and without any further action on the part of the Issuing Lender or such Lender, acquire a Participation Interest in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

                (e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans (or Eurodollar Loans to the extent the Borrower has complied with the procedures of Section 2.1(b)(i) with respect thereto) shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 9.2) pro rata based on the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 9.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each such Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Lender such Participation Interests in the outstanding LOC Obligations as shall be necessary to cause each such Lender to share in such LOC Obligations ratably (based upon the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 9.2)), provided that at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Issuing Lender, to the extent not paid to the Issuing Lender by the Borrower in accordance with the terms of clause (d) above, interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interests, at the rate equal to, if paid within two (2) Business Days of the date of the Revolving Loan advance, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

                (f) Designation of Consolidated Parties as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.2(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of any Subsidiary of the Borrower, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Borrower's reimbursement obligations hereunder with respect to such Letter of Credit.

                (g) Renewal, Extension. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

                (h) Uniform Customs and Practices. The Issuing Lender may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits (the "UCP") or the International Standby Practices 1998 (the "ISP98"), in either case as published as of the date of issue by the International Chamber of Commerce, in which case the UCP or the ISP98, as applicable, may be incorporated therein and deemed in all respects to be a part thereof.

                (i) Indemnification; Nature of Issuing Lender's Duties.

                        (i) In addition to its other obligations under this
                Section 2.2, the Borrower hereby agrees to pay, and protect, indemnify and save each Lender (including the Issuing Lender) harmless from and against, any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that such Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of such Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called "Government Acts").

                        (ii) As between the Borrower and the Lenders (including
                the Issuing Lender), the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Lender (including the Issuing Lender) shall be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of such Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.

                        (iii) In furtherance and extension and not in limitation
                of the specific provisions hereinabove set forth, any action taken or omitted by any Lender (including the Issuing Lender), under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence, willful misconduct or bad faith, shall not put such Lender under any resulting liability to the Borrower or any other Credit Party; provided, that the Issuing Bank shall make payment under a Letter of Credit only in respect of a draft that strictly conforms to the requirements thereof. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify each Lender (including the Issuing Lender) against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower (on behalf of itself and each of the other Credit Parties), including, without limitation, any and all Government Acts. No Lender (including the Issuing Lender) shall, in any way, be liable for any failure by such Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Lender.

                        (iv) Nothing in this clause (i) is intended to limit the
                reimbursement obligations of the Borrower contained in clause
                (d) above. The obligations of the Borrower under this clause (i) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of

                Credit shall in any way affect or impair the rights of the Lenders (including the Issuing Lender) to enforce any right, power or benefit under this Credit Agreement.

                        (v) Notwithstanding anything to the contrary contained
                in this clause (i), the Borrower shall have no obligation to indemnify any Lender (including the Issuing Lender) in respect of any liability incurred by such Lender (A) arising solely out of the gross negligence or willful misconduct of such Lender, as determined by a court of competent jurisdiction, or (B) caused by such Lender's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

                (j) Responsibility of Issuing Lender. It is expressly understood and agreed that the obligations of the Issuing Lender hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this
        Section 2.2 shall be deemed to prejudice the right of any Lender to recover from the Issuing Lender any amounts made available by such Lender to the Issuing Lender pursuant to this Section 2.2 in the event that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

                (k) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application), this Credit Agreement shall control.

        2.3 SWINGLINE LOANS.

        (a) Swingline Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties herein set forth, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a "Swingline Loan" and, collectively, the "Swingline Loans") from time to time from the Closing Date until the Maturity Date for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed TWENTY MILLION DOLLARS ($20,000,000) (the "Swingline Committed Amount"), and (ii) the sum of the aggregate principal amount of Revolving Loans outstanding plus LOC Obligations plus obligations in respect of Swingline Loans outstanding at any time shall not exceed the aggregate Revolving Committed Amount. Swingline Loans hereunder shall be made as a Base Rate Loan in accordance with the provisions of this Section 2.3, and may be repaid and reborrowed in accordance with the provisions hereof.

        (b) Swingline Loan Advances.

                (i) Notices; Disbursement. Whenever the Borrower desires a Swingline Loan advance hereunder, the Borrower shall give written notice (or telephone notice promptly confirmed in writing) to the Swingline Lender not later than 2:00 P.M. (Charlotte, North Carolina time) on the Business Day of the requested Swingline Loan advance. Each such notice shall be irrevocable and shall specify (A) that a Swingline Loan advance is requested, (B) the date of the requested Swingline Loan advance (which shall be a Business Day) and (C) the principal amount of the Swingline Loan advance requested. Each Swingline Loan shall be made as a Base Rate Loan and shall have such maturity date as set forth in clause
        (iii) below. The Swingline Lender shall make each Swingline Loan available to the Borrower by 3:00 P.M., (Charlotte, North Carolina time), on the Business Day of the requested Borrowing. The Swingline Lender shall initiate the transfer of funds representing the Swingline Loan advance to the Borrower by 3:00 P.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing.

                (ii) Minimum Amount. Each Swingline Loan shall be in a minimum principal amount of $100,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Swingline Committed Amount, if less).

                (iii) Repayment of Swingline Loans. The principal amount of all Swingline Loans shall be due and payable on the earlier of (A) a date that is seven (7) Business Days from the date of advance thereof or (B) the Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Lenders, demand repayment of its Swingline Loans by way of a Revolving Loan advance, in which case the Borrower shall be deemed to have requested a Revolving Loan advance comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Maturity Date and on the date of the occurrence of any Event of Default described in Section
        9.1 and upon acceleration of the Indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.2. Each Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in
        Section 5.2 are then satisfied, (iii) whether a Default or Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder,
        (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder of (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Revolving Loan Commitment Percentage of the Revolving Committed Amount, provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased and
        (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender in accordance with the terms of subsection (c)(ii) hereof, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate.

        (c) Interest on Swingline Loans.

                (i) Subject to the provisions of Section 3.1, each Swingline Loan shall bear interest at the rate per annum equal to the Adjusted Base Rate in accordance with the provisions of Section 2.3(b).

                (ii) Interest on Swingline Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

        2.4 TRANCHE A TERM LOAN.

                (a) Tranche A Term Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein each Lender severally agrees to make available to the Borrower on the Closing Date such Lender's Tranche A Term Loan Percentage of a term loan in Dollars (the "Tranche A Term Loan") in the aggregate principal amount of ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000) (the "Tranche A Term Loan Committed Amount"). The Tranche A Term Loan may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than 5 Eurodollar Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period). Amounts repaid on the Tranche A Term Loan may not be reborrowed.

                (b) Borrowing Procedures. The Borrower shall submit an appropriate Notice of Borrowing to the Agent not later than 2:00 P.M. (Charlotte, North Carolina time) on the Business Day prior to the Closing Date, with respect to the portion of the Tranche A Term Loan initially consisting of a Base Rate Loan, or on the third Business Day prior to the Closing Date, with respect to the portion of the Tranche A Term Loan initially consisting of one or more Eurodollar Loans. Such Notice of Borrowing shall be irrevocable and shall specify (i) that the funding of a Tranche A Term Loan is requested and (ii) whether the funding of the Tranche A Term Loan shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to deliver such Notice of Borrowing to the Agent by 2:00 P.M. (Charlotte, North Carolina time) on the third Business Day prior to the Closing Date, then the full amount of the Tranche A Term Loan shall be disbursed on the Closing Date as a Base Rate Loan. Each Lender shall make its Tranche A Term Loan Percentage of the Tranche A Term Loan available to the Agent for the account of the Borrower at the office of the Agent specified in Schedule 2.1(a), or at such other office as the Agent may designate in writing, by 2:00 P.M. (Charlotte, North Carolina time) on the Closing Date in Dollars and in funds immediately available to the Agent.

                (c) Minimum Amounts. Each Eurodollar Loan or Base Rate Loan that is part of the Tranche A Term Loan shall be in an aggregate principal amount that is not less than $1,000,000 and integral multiples of $500,000 (or the then remaining principal balance of the Tranche A Term Loan, if less).

                (d) Repayment of Tranche A Term Loan. The principal amount of the Tranche A Term Loan shall be repaid in consecutive quarterly installments, as set forth below, payable on the last Business Day of each calendar quarter, commencing with the quarter ending December 31, 2001, and on the Maturity Date, unless accelerated sooner pursuant to
        Section 9.2:

       Quarter Ending                 Installment Amount
       --------------                 ------------------
      December 31, 2001                   $5,500,000
       March 31, 2002                     $5,500,000
        June 30, 2002                     $5,500,000
     September 30, 2002                   $5,500,000
      December 31, 2002                   $6,000,000
       March 31, 2003                     $6,000,000
        June 30, 2003                     $6,000,000
     September 30, 2003                   $6,000,000
      December 31, 2003                   $6,000,000
       March 31, 2004                     $6,000,000
        June 30, 2004                     $6,000,000
     September 30, 2004                   $6,000,000
      December 31, 2004                   $6,750,000
       March 31, 2005                     $6,750,000
        June 30, 2005                     $6,750,000
     September 30, 2005                   $6,750,000
      December 31, 2005                   $7,000,000
       March 31, 2006                     $7,000,000
        June 30, 2006                     $7,000,000
        Maturity Date                     $7,000,000

                (e) Interest. Subject to the provisions of Section 3.1, the Tranche A Term Loan shall bear interest at a per annum rate equal to:

                        (i) Base Rate Loans. During such periods as the Tranche
                A Term Loan shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

                        (ii) Eurodollar Loans. During such periods as the
                Tranche A Term Loan shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

        Interest on the Tranche A Term Loan shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

                (f) Tranche A Term Notes. The portion of the Tranche A Term Loan made by each Lender may, upon the request of a Lender, be evidenced by a duly executed promissory note of the Borrower to such Lender in an original principal amount equal to such Lender's Tranche A Term Loan Percentage of the Tranche A Term Loan and substantially in the form of
        Exhibit 2.4(f).

        2.5 TRANCHE B TERM LOAN.

                (a) Tranche B Term Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Borrower on the Closing Date such Lender's Tranche B Term Loan Percentage of a term loan in Dollars (the "Tranche B Term Loan") in the aggregate principal amount of ONE HUNDRED SEVENTY-FIVE MILLION DOLLARS ($175,000,000) (the "Tranche B Term Loan Committed Amount"). The Tranche B Term Loan may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than 5 Eurodollar Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period). Amounts repaid on the Tranche B Term Loan may not be reborrowed.

                (b) Borrowing Procedures. The Borrower shall submit an appropriate Notice of Borrowing to the Agent not later than 2:00 P.M. (Charlotte, North Carolina time) on the Business Day prior to the Closing Date, with respect to the portion of the Tranche B Term Loan initially consisting of a Base Rate Loan, or on the third Business Day prior to the Closing Date, with respect to the portion of the Tranche B Term Loan initially consisting of one or more Eurodollar Loans. Such Notice of Borrowing shall be irrevocable and shall specify (i) that the funding of a Tranche B Term Loan is requested and (ii) whether the funding of the Tranche B Term Loan shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to deliver such Notice of Borrowing to the Agent by 2:00 P.M. (Charlotte, North Carolina time) on the third

        Business Day prior to the Closing Date, then the full amount of the Tranche B Term Loan shall be disbursed on the Closing Date as a Base Rate Loan. Each Lender shall make its Tranche B Term Loan Percentage of the Tranche B Term Loan available to the Agent for the account of the Borrower at the office of the Agent specified in Schedule 2.1(a), or at such other office as the Agent may designate in writing, by 2:00 P.M. (Charlotte, North Carolina time) on the Closing Date in Dollars and in funds immediately available to the Agent.

                (c) Minimum Amounts. Each Eurodollar Loan or Base Rate Loan that is part of the Tranche B Term Loan shall be in an aggregate principal amount that is not less than $5,000,000 and integral multiples of $1,000,000 (or the then remaining principal balance of the Tranche B Term Loan, if less).

                (d) Repayment of Tranche B Term Loan. The principal amount of the Tranche B Term Loan shall be repaid in (i) twenty (20) consecutive quarterly installments of $437,500, payable on the last Business Day of each calendar quarter, commencing with the quarter ending December 31, 2001 and (ii) four (4) consecutive installments of $41,562,500, payable on the last Business Day of each calendar quarter, commencing with the quarter ending December 31, 2006, and on the Maturity Date, unless accelerated sooner pursuant to Section 9.2.

                (e) Interest. Subject to the provisions of Section 3.1, the Tranche B Term Loan shall bear interest at a per annum rate equal to:

                        (i) Base Rate Loans. During such periods as the Tranche
                B Term Loan shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

                        (ii) Eurodollar Loans. During such periods as the
                Tranche B Term Loan shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

        Interest on the Tranche B Term Loan shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

                (f) Tranche B Term Notes. The portion of the Tranche B Term Loan made by each Lender may, upon the request of a Lender, be evidenced by a duly executed promissory note of the Borrower to such Lender in an original principal amount equal to such Lender's Tranche B Term Loan Percentage of the Tranche B Term Loan and substantially in the form of
        Exhibit 2.5(f).

                                    SECTION 3

                     GENERAL PROVISIONS APPLICABLE TO LOANS

        3.1 DEFAULT RATE.

        Upon the occurrence, and during the continuance, of an Event of Default, at the election of the Required Lenders, (i) the principal of and, to the extent permitted by law, overdue interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Adjusted Base Rate plus 2%) and (ii) the Letter of Credit Fee shall accrue at a per annum rate 2% greater than the rate which would otherwise be applicable.

        3.2 EXTENSION AND CONVERSION.

        The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.8, Eurodollar Loans may be converted into Base Rate Loans or extended as Eurodollar Loans for new Interest Periods only on the last day of the Interest Period applicable thereto, (ii) without the consent of the Required Lenders, Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Event of Default has occurred and is continuing on the date of extension or conversion, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" set forth in Section 1.1 and shall be in such minimum amounts as provided in, with respect to Revolving Loans, Section 2.1(b)(ii), with respect to the Tranche A Term Loan, Section 2.4(c), or, with respect to the Tranche B Term Loan, Section 2.5(c), (iv) no more than 18 Eurodollar Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period), (v) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month and (vi) Swingline Loans may not be extended or converted pursuant to this Section 3.2. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephonic notice promptly confirmed in writing) to the office of the Agent specified in Schedule 11.1, or at such other office as the Agent may designate in writing, prior to 2:00 P.M. (Charlotte, North Carolina time) on the Business Day prior to, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable. In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section 3.2, or any such conversion or extension is not permitted or required by this Credit Agreement, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

        3.3 PREPAYMENTS.

                (a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of Loans (other than Swingline Loans) shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the then remaining principal balance of the Revolving Loans, the Tranche A Term Loan or the Tranche B Term Loan, as applicable, if less). Subject to the foregoing terms, amounts prepaid under this Section 3.3(a) shall be applied as the Borrower may elect; provided that if the Borrower shall fail to specify, voluntary prepayments shall be applied first to Revolving Loans and then ratably to the Tranche A Term Loan and the Tranche B Term Loan (in each case ratably to the remaining Principal Amortization Payments thereof), in each case first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments under this
        Section 3.3(a) shall be subject to Section 3.12, but otherwise without premium or penalty, and, other than with respect to Revolving Loans, shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

                (b) Mandatory Prepayments.

                      (i) (A) Revolving Committed Amount. If at any time, the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall exceed the aggregate Revolving Committed Amount, the Borrower immediately shall prepay the Revolving Loans and (after all Revolving Loans have been repaid) cash collateralize the LOC Obligations, in an amount sufficient to eliminate such excess.

                           (B) LOC Committed Amount. If at any time, the sum of
                      the aggregate principal amount of LOC Obligations shall exceed the LOC Committed Amount, the Borrower immediately shall cash collateralize the LOC Obligations in an amount sufficient to eliminate such excess.

                      (ii) (A) Asset Dispositions. Immediately upon the occurrence of any Asset Disposition Prepayment Event, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Asset Disposition not applied (or caused to be applied) by the Credit Parties during the related Application Period to make Eligible Reinvestments as contemplated by the terms of Section 8.5(f) (such prepayment to be applied as set forth in clause (v) below).

                           (B) Casualty and Condemnation Events. Immediately
                      upon the occurrence of any event requiring application of any insurance proceeds to the prepayment of Loans (and cash collateralization of LOC Obligations) pursuant to
                      Section 7.6(b), the Borrower shall prepay the Loans in the amount required by such Section 7.6(b) (such prepayment to be applied as set forth in clause (v) below).

                        (iii) Debt Issuances. If the Leverage Ratio, on a pro
                forma basis before and after giving effect to such Debt Issuance, is equal to or greater than 2.0 to 1.0, immediately upon receipt by any Consolidated Party of proceeds from any Debt Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause
                (v) below).

                        (iv) Equity Issuances. Immediately upon receipt by a
                Consolidated Party of proceeds from any Equity Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (v) below).

                        (v) Application of Mandatory Prepayments. All amounts
                required to be paid pursuant to this Section 3.3(b) shall be applied as follows: (A) with respect to all amounts prepaid pursuant to Section 3.3(b)(i)(A), to Revolving Loans and (after all Revolving Loans have been repaid) to a cash collateral account in respect of LOC Obligations, (B) with respect to all amounts prepaid pursuant to Section 3.3(b)(i)(B), to a cash collateral account in respect of LOC Obligations, (C) with respect to all amounts prepaid pursuant to Section 3.3(b)(ii), first pro rata to the Tranche A Term Loan (ratably to the remaining Principal Amortization Payments thereof) and the Tranche B Term Loan (ratably to the remaining Principal Amortization Payments thereof), second (after the Tranche A Term Loan and Tranche B Term Loan have been repaid) to the Revolving Loans and third (after all Revolving Loans have been repaid) to a cash collateral account in respect of LOC Obligations (with a corresponding reduction in the Revolving Committed Amount in an amount equal to all amounts applied to the Revolving Loans pursuant to this clause (C)) and (D) with respect to all amounts prepaid pursuant to Section 3.3(b)(iii) or (iv), pro rata to the Tranche A Term Loan and the Tranche B Term Loan (in each case ratably to the remaining Principal Amortization Payments thereof). Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments under this Section 3.3(b) shall be subject to Section 3.12, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

        3.4 TERMINATION AND REDUCTION OF REVOLVING COMMITTED AMOUNT.

                (a) Voluntary Reductions. The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five Business Days' prior written notice to the Agent; provided, however, no such termination or reduction shall be made which would cause the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans to exceed the Revolving Committed Amount, unless, concurrently with such termination or reduction, the Revolving Loans are repaid to the extent necessary to eliminate such excess. The Agent shall promptly notify each affected Lender of receipt by the Agent of any notice from the Borrower pursuant to this Section 3.4(a).

                (b) Term Loan Commitments. The Tranche A Term Loan Commitment of each Lender, if any, shall automatically terminate at such time as such Lender shall have made available to the Borrower such Lender's share of the Tranche A Term Loan, and the Tranche B Term Loan Commitment of each Lender, if any, shall automatically terminate at such time as such Lender shall have made available to the Borrower such Lender's share of the Tranche B Term Loan.

                (c) Mandatory Reductions. The Revolving Committed Amount automatically shall be permanently reduced from time to time in accordance with the terms of Section 3.3(b)(v).

                (d) Maturity Date. The Revolving Commitments, the LOC Commitment and the Swingline Commitment shall automatically terminate on the Maturity Date

                (e) General. The Borrower shall pay to the Agent for the account of the Lenders in accordance with the terms of Section 3.5(a), on the date of each termination or reduction of the Revolving Committed Amount, the Commitment Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

        3.5 FEES.

                (a) Commitment Fee. In consideration of the Revolving Commitments of the Lenders hereunder, the Borrower promises to pay to the Agent for the account of each Lender a fee (the "Commitment Fee") on the Unused Revolving Committed Amount computed at a per annum rate for each day during the applicable Commitment Fee Calculation Period (hereinafter defined) at a rate equal to the Applicable Percentage in effect from time to time. The Commitment Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and on any date that the Revolving Committed Amount is reduced and on the Maturity
        Date) for the immediately preceding quarter (or portion thereof) (each such quarter or portion thereof for which the Commitment Fee is payable hereunder being herein referred to as an "Commitment Fee Calculation Period"), beginning with the first of such dates to occur after the Closing Date.

                (b) Letter of Credit Fees.

                        (i) Letter of Credit Issuance Fee. In consideration of
                the issuance of Letters of Credit hereunder, the Borrower promises to pay to the Agent for the account of each Lender a fee (the "Letter of Credit Fee") on such Lender's Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage. The Letter of Credit Fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof).

                        (ii) Issuing Lender Fees . In addition to the Letter of
                Credit Fee payable pursuant to clause (i) above, the Borrower promises to pay to the Agent for the account of the Issuing Lender without sharing by the other Lenders (i) a letter of credit fronting fee of 0.125% on the average daily maximum amount available to be drawn under each Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration (which fronting fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof)) and (ii) the customary charges from time to time of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

                (c) Administrative Fees. The Borrower promises to pay to the Agent, for its own account, for the account of the Issuing Lender and for the account of Banc of America Securities LLC, as applicable, the fees referred to in the Agent's Fee Letter.

        3.6 CAPITAL ADEQUACY.

        If any Lender has determined that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy in any case occurring after the date hereof, or change after the date hereof in the manner of compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy), then, if such Lender generally is assessing such amounts to its borrowers that are similarly situated with the Borrower, upon notice from such Lender to the Borrower, which notice shall include a calculation of such additional amounts in reasonable detail, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

        3.7 LIMITATION ON EURODOLLAR LOANS.

        If on or prior to the first day of any Interest Period for any Eurodollar Loan:

                (a) the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

                (b) the Required Lenders determine (which determination shall be conclusive) and notify the Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or Convert such Eurodollar Loans into Base Rate Loans in accordance with the terms of this Credit Agreement.

        3.8 ILLEGALITY.

        Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender's obligation to make or Continue Eurodollar Loans and to Convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.10 shall be applicable).

        3.9 REQUIREMENTS OF LAW.

        If the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, in any case after the date hereof or change after the date hereof in the manner of compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

                (i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes in respect of any Eurodollar Loans (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

                (ii) shall impose, modify, or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital, assessment, or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

                (iii)shall impose on such Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting this Credit Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes with respect to any Eurodollar Loans, then, if such Lender generally is assessing such amounts to its borrowers that are similarly situated with the Borrower, the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 3.9, the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section
3.10 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested. Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.9 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this
Section 3.9 shall furnish to the Borrower and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder, and reflecting the computation thereof in reasonable detail, which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. The Borrower shall not be required to compensate a Lender pursuant to this Section 3.9 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change of law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided that, if the change of law giving rise to such increased costs or reductions is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The provisions of this Section 3.9 shall survive repayment of the loans and obligations under the Credit Documents and termination of the Commitments hereunder.

        3.10 TREATMENT OF AFFECTED LOANS.

        If the obligation of any Lender to make any Eurodollar Loan or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.7, 3.8 or 3.9 hereof, such Lender's Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.7, 3.8 or
3.9 hereof that gave rise to such Conversion no longer exist:

                (a) to the extent that such Lender's Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Eurodollar Loans shall be applied instead to its Base Rate Loans; and

                (b) all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.7, 3.8 or 3.9 hereof that gave rise to the Conversion of such Lender's Eurodollar Loans pursuant to this Section 3.10 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments. The provisions of this
Section 3.10 shall survive repayment of the loans and obligations under the Credit Documents and termination of the Commitments hereunder.

        3.11 TAXES.

                (a) Any and all payments by any Credit Party to or for the account of any Lender or the Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on net income and franchise taxes imposed, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable under this Credit Agreement or any other Credit Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.11) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) such Credit Party shall furnish to the Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.

                (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Credit Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Credit Agreement or any other Credit Document (hereinafter referred to as "Other Taxes").

                (c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.11) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

                (d) Each Lender that is not a United States person under Section 7701(a)(30) of the Code, on or prior to the date of its execution and delivery of this Credit Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Credit Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and/or (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from tax on payments pursuant to this Credit Agreement or any of the other Credit Documents.

                (e) For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to
        Section 3.11(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.11(a) or 3.11(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

                (f) If any Credit Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.11, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

                (g) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 3.11 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

        3.12 COMPENSATION.

        Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits) incurred by it as a result of:

                (a) any payment, prepayment, or Conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9.2) on a date other than the last day of the Interest Period for such Loan; or

                (b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in
        Section 5 to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Credit Agreement.

With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, Converted or Continued, for the period from the date of such prepayment or of such failure to borrow, Convert or Continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, Convert or Continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) over (b) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The covenants of the Borrower set forth in this Section 3.12 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

        3.13 PRO RATA TREATMENT.

        Except to the extent otherwise provided herein:

                (a) Loans. Each Loan, each payment or (subject to the terms of Section 3.3) prepayment of principal of any Loan or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on the Loans or reimbursement obligations arising from drawings under Letters of Credit, each payment of Commitment Fees, each payment of the Letter of Credit Fee, each reduction of the Revolving Committed Amount and each conversion or extension of any Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans of the applicable type and Participation Interests in Loans of the applicable type and Letters of Credit.

                (b) Advances. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any requested borrowing that such Lender does not intend to make available to the Agent its ratable share of such borrowing to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such borrowing, and the Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

        3.14 SHARING OF PAYMENTS.

        The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan, LOC Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a Participation Interest in such Loans, LOC Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a Participation Interest may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such Participation Interest as fully as if such Lender were a holder of such Loan, LOC Obligations or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Agent or any other Lender an amount payable by such Lender to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.14 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.14 to share in the benefits of any recovery on such secured claim.

        3.15 PAYMENTS, COMPUTATIONS, ETC.

                (a) Generally. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Agent in Dollars in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, at the Agent's office specified in Schedule 2.1(a) not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower or any other Credit Party maintained with the Agent (with notice to the Borrower or such other Credit Party). The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent the Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as the Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 3.13(a)). The Agent will distribute such payments to such Lenders, if any such payment is received prior to 2:00 P.M. (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

                (b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

                        FIRST, to the payment of all reasonable out-of-pocket
                costs and expenses (including without limitation reasonable attorneys' fees) of the Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

                        SECOND, to payment of any fees owed to the Agent;

                        THIRD, to the payment of all of the Credit Party
                Obligations consisting of accrued fees and interest;

                        FOURTH, to the payment of the outstanding principal
                amount of the Credit Party Obligations (including the payment or cash collateralization of the outstanding LOC Obligations);

                        FIFTH, to the payment of all reasonable out-of-pocket
                costs and expenses (including without limitation, reasonable attorneys' fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

                        SIXTH, to all other Credit Party Obligations and other
                obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

                        SEVENTH, to the payment of the surplus, if any, to
                whomever may be lawfully entitled to receive such surplus.

        In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH", "FIFTH" and "SIXTH" above; and (iii) to the extent that any amounts available for distribution pursuant to clause "FOURTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "FOURTH", "FIFTH" and "SIXTH" above in the manner provided in this Section 3.15(b).

        3.16 EVIDENCE OF DEBT.

                (a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

                (b) The Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of any Credit Party and each Lender's share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

                (c) The entries made in the accounts, Register and subaccounts maintained pursuant to clause (b) of this Section 3.16 (and, if consistent with the entries of the Agent, clause (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Credit Parties therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Credit Parties to repay the Credit Party Obligations owing to such Lender.

        3.17 REPLACEMENT OF AFFECTED LENDERS.

        If any Lender having a Revolving Commitment becomes a Defaulting Lender or otherwise defaults in its Revolving Commitment or if any Lender is owed increased costs under Section 3.6, Section 3.8, Section 3.9, or, or the Borrower is required to make any payments under Section 3.11 to any Lender in excess of those to the other Lenders, the Borrower shall have the right, if no Event of Default then exists, to replace such Lender (the "Replaced Lender") with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the "Replacement Lender") reasonably acceptable to the Agent, provided that (i) at the time of any replacement pursuant to this Section 3.17, the Replaced Lender and Replacement Lender shall enter into an Assignment and Acceptance in the form of Exhibit 11.3(b), pursuant to which the Replacement Lender shall acquire at par all of the Commitments and outstanding Loans of, and participation in Letters of Credit and Swingline Loans by, the Replaced Lender and the Replaced Lender shall assign its Commitments, Loans and Participation Interests to the Replacement Lender and (ii) all obligations of the Borrower owing to the Replaced Lender (including, without limitation, such increased costs and excluding those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, (1) the Lender that acts as the Issuing Lender may not be replaced hereunder at any time that it has Letters of Credit outstanding hereunder unless arrangements satisfactory to the Issuing Lender (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer satisfactory to such Issuing Lender or the depositing of cash collateral into a cash collateral account maintained with the Agent in amounts and pursuant to arrangements satisfactory to such Issuing Lender) have been made with respect to such outstanding Letters of Credit and (2) the Lender that acts as the Agent may not be replaced hereunder except in accordance with the terms of Section 10.9. The Replaced Lender shall be required to deliver for cancellation its applicable Notes, if any, to be canceled on the date of replacement, or if any such Note is lost or unavailable, such other assurances or indemnification therefor as the Borrower may reasonably request.


                                    SECTION 4

                                    GUARANTY

        4.1 THE GUARANTY.

        Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Hedging Agreement, and the Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Credit Party Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case



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

of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

        Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Hedging Agreements, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

        4.2 OBLIGATIONS UNCONDITIONAL.

        The obligations of the Guarantors under Section 4.1 are joint and several, absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Hedging Agreements, or any other agreement or instrument referred to therein or relating thereto, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Credit Party Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute, irrevocable and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Lenders (and any Affiliates of Lenders entering into Hedging Agreements) have been paid in full in respect of all Credit Party Obligations, all Commitments under this Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Credit Documents or Hedging Agreements between any Consolidated Party and any Lender, or any Affiliate of a Lender. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute, irrevocable and unconditional as described above and each Guarantor hereby waives any and all defenses that it may now or hereafter have arising out of any of the following or any other event set forth in this Section 4.2:

                (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Credit Party Obligations shall be extended, or such performance or compliance shall be waived;

                (b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Hedging Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be done or omitted;



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

                (c) the maturity of any of the Credit Party Obligations shall be accelerated, or any of the Credit Documents or the Credit Party Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Hedging Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements or relating thereto shall be waived or any other guarantee of any of the Credit Party Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

                (d) any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Credit Party Obligations shall fail to attach or be perfected;

                (e) any manner of application of Collateral, or proceeds thereof, to any or all of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other assets of the Borrower or any of its Subsidiaries;

                (f) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries; or

                (g) any of the Credit Party Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives promptness, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Hedging Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements, or against any other Person under any other guarantee of, or security for, any of the Credit Party Obligations.

        4.3 REINSTATEMENT.

        The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.



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

        4.4 CERTAIN ADDITIONAL WAIVERS.

        Without limiting the generality of the provisions of this Section 4, including, without limitation, any other waivers of defenses contained herein, each Guarantor hereby specifically waives the benefits of N.C. Gen. Stat. Sections 26-7 through 26-9, inclusive, to the extent applicable. Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Credit Party Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

        4.5 REMEDIES.

        The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Credit Party Obligations being deemed to have become automatically due and payable), the Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section
4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

        4.6 RIGHTS OF CONTRIBUTION.

        The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor's Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 4.6 shall be subordinate and subject in right of payment to the prior payment in full of the Guaranteed Obligations, and none of the Guarantors shall exercise any right or remedy under this Section 4.6 against any other Guarantor until payment and satisfaction in full of all of such Guaranteed Obligations. For purposes of this Section 4.6,
(a) "Guaranteed Obligations" shall mean any obligations arising under the other provisions of this Section 4; (b) "Excess Payment" shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Guaranteed Obligations; (c) "Pro Rata Share" shall mean, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Credit Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties hereunder) of the Credit Parties;



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

provided, however, that, for purposes of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (d) "Contribution Share" shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Credit Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties) of the Credit Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 4.6 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable law against the Borrower in respect of any payment of Guaranteed Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations pursuant to Section 8.4.

        4.7 GUARANTEE OF PAYMENT; CONTINUING GUARANTEE.

        The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Credit Party Obligations whenever arising.


                                    SECTION 5

                                   CONDITIONS

        5.1 CLOSING CONDITIONS.

        The obligation of the Lenders to enter into this Credit Agreement and to make the initial Loans or the Issuing Lender to issue the initial Letter of Credit, whichever shall occur first, shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders):

                (a) Executed Credit Documents. Receipt by the Agent of duly executed copies of (i) this Credit Agreement, (ii) the Collateral Documents, (iii) Agent's Fee Letter and (iv) all other Credit Documents.



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                (b) Corporate Documents. Receipt by the Agent of the following:

                        (i) Charter Documents. Copies of the articles or
                certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

                        (ii) Bylaws. A copy of the bylaws of each Credit Party
                certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

                        (iii) Resolutions. Copies of resolutions of the Board of
                Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

                        (iv) Good Standing. Copies of (A) certificates of good
                standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect and (B) to the extent available, a certificate indicating payment of all corporate or comparable franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

                        (v) Incumbency. An incumbency certificate of each Credit
                Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

                (c) Pledge of Stock. The Agent shall have received all stock certificates evidencing the Capital Stock pledged to the Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto.

                (d) Opinions of Counsel. The Agent shall have received, dated as of the Closing Date, a legal opinion of Gibson, Dunn & Crutcher LLP, in form and substance reasonably satisfactory to the Agent and the Lenders.

                (e) Personal Property Collateral. The Agent shall have received:

                        (i) searches of Uniform Commercial Code filings in the
                jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect



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                the Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

                        (ii) duly executed UCC financing statements for each
                appropriate jurisdiction as is necessary, in the Agent's sole discretion, to perfect the Agent's security interest in the Collateral;

                        (iii) searches of ownership of, and Liens on,
                intellectual property of each Credit Party in the appropriate governmental offices;

                        (iv) all certificates evidencing any certificated
                Capital Stock pledged to the Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person);

                        (v) such patent/trademark/copyright filings as requested
                by the Agent in order to perfect the Agent's security interest in the Collateral; and

                        (vi) duly executed consents as are necessary, in the
                Agent's sole discretion, to perfect the Agent's security interest in the Collateral.

                (f) Evidence of Insurance. Receipt by the Agent of copies of insurance policies or certificates of insurance of the Consolidated Parties evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, including, but not limited to, naming the Agent as additional insured (in the case of liability insurance) or sole loss payee (in the case of hazard insurance) on behalf of the Lenders.

                (g) Corporate Structure. The corporate capital and ownership structure of the Borrower and its Subsidiaries shall be as described in
        Schedule 6.13.

                (h) Consent. Receipt by the Agent of evidence that all governmental, shareholder and material third party consents and approvals necessary or desirable in connection with the financings and other transactions contemplated hereby, and no law or regulation shall be applicable which in the judgment of the Agent could reasonably be likely to have such effect.

                (i) Litigation. Except for matters disclosed in Schedule 6.9 (which matters have not had and are not likely to have a Material Adverse Effect), there shall not exist any pending or threatened action, suit, investigation or proceeding against a Consolidated Party which could reasonably be expected to have a Material Adverse Effect.

                (j) Officer's Certificates. The Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Agent, stating that (A) each Credit Party is in



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        compliance with all existing material financial obligations, (B) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (C) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect, except as disclosed in Schedule 6.9, which matters have not had and are not likely to have a Material Adverse Effect and (D) no Default or Event of Default exists, all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects and as of the Closing Date, the Credit Parties are in pro forma compliance with each of the financial covenants set forth in Section 7.11 (assuming for purposes hereof that such financial covenants were measured as of, and for the 12-month period ending on, such date).

                (k) Other Indebtedness. Receipt by the Agent of satisfactory evidence that the Credit Parties shall have no Funded Debt other than the Indebtedness permitted under Section 8.1.

                (l) Senior Subordinated Notes. Receipt by the Agent of satisfactory evidence of the repayment, defeasance or other provision for payment of the Senior Subordinated Notes.

                (m) Fees and Expenses. Payment by the Credit Parties of all fees and expenses owed by them to the Lenders and the Agent, including, without limitation, payment to the Agent of the fees set forth in the Agent's Fee Letter.

                (n) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Consolidated Parties.

        5.2 CONDITIONS TO ALL EXTENSIONS OF CREDIT.

        The obligations of each Lender to make, convert or extend any Loan and of the Issuing Lender to issue or extend any Letter of Credit (including the initial Loans and the initial Letter of Credit) are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 5.1:

                (a) The Borrower shall have delivered (i) in the case of any Revolving Loan, any portion of the Tranche A Term Loan or any portion of the Tranche B Term Loan, an appropriate Notice of Borrowing or Notice of Extension/Conversion or (ii) in the case of any Letter of Credit, the Issuing Lender shall have received an appropriate request for issuance in accordance with the provisions of Section 2.2(b);



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                (b) The representations and warranties set forth in Section 6 shall, subject to the limitations set forth therein, be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

                (c) There shall not have been commenced against any Consolidated Party an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded;

                (d) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto;

                (e) No development or event which has had or could reasonably be expected to have a Material Adverse Effect shall have occurred since December 31, 2000 (other than with respect to matters reflected in Schedule 6.9, which matters have not had and are not likely to have a Material Adverse Effect); and

                (f) Immediately after giving effect to the making of such Loan (and the application of the proceeds thereof) or to the issuance of such Letter of Credit, as the case may be, (i) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the Revolving Committed Amount and
        (ii) the LOC Obligations shall not exceed the LOC Committed Amount.

The delivery of each Notice of Borrowing, each Notice of Extension/Conversion and each request for a Letter of Credit pursuant to Section 2.2(b) shall constitute a representation and warranty by the Credit Parties of the correctness of the matters specified in clauses (b), (c), (d), (e) and (f) above.

                                    SECTION 6

                         REPRESENTATIONS AND WARRANTIES

        The Credit Parties hereby represent to the Agent and each Lender that:

        6.1 FINANCIAL CONDITION.

                The audited consolidated balance sheets and income statements of the Consolidated Parties for the fiscal year ended 2000 and the unaudited interim balance sheets and income statements of the Consolidated Parties for the quarterly period ended March 31, 2001, have been prepared in accordance with GAAP and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the financial condition, results of operations and cash flows of the applicable parties as of such date and for such periods. Since December 31, 2000, there has been no sale,



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        transfer or other disposition by any Consolidated Party of any material part of the business or property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any capital stock of any other person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which, is not (x) reflected in the foregoing financial statements or in the notes thereto or (y) otherwise permitted by the terms of this Credit Agreement and communicated to the Agent.

        6.2 NO MATERIAL CHANGE.

        Since December 31, 2000, except with respect to matters reflected in
Schedule 6.9 (which matters have not had and are not likely to have a Material Adverse Effect), there has been no development or event relating to or affecting a Consolidated Party which could reasonably be expected to have a Material Adverse Effect.

        6.3 ORGANIZATION AND GOOD STANDING.

        Each of the Consolidated Parties (a) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

        6.4 POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS.

        Each of the Credit Parties has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party, and in the case of the Borrower, to obtain extensions of credit hereunder, and has taken all necessary corporate action to authorize the borrowings and other extensions of credit on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings or other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents to which such Credit Party is a party. This Credit Agreement has been, and each other Credit Document to which any Credit Party is a party will be, duly executed and delivered on behalf of the Credit Parties. This Credit Agreement constitutes, and each other Credit Document to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws



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affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        6.5 NO CONFLICTS.

        Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or organization or bylaws or other organizational or governing documents of such Person, (b) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could reasonably be expected to have a Material Adverse Effect, or (c) result in or require the creation of any Lien (other than those contemplated in or created in connection with the Credit Documents) upon or with respect to its properties.

        6.6 NO DEFAULT.

        No Consolidated Party is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred or exists except as previously disclosed in writing to the Lenders.

        6.7 OWNERSHIP.

        Each Consolidated Party is the owner of, and has good and marketable title to, or a valid leasehold interest in, all of its respective assets and none of such assets is subject to any Lien other than Permitted Liens.

        6.8 INDEBTEDNESS.

        Except as otherwise permitted under Section 8.1, the Consolidated Parties have no Indebtedness.

        6.9 LITIGATION.

        Except for matters disclosed in Schedule 6.9 (which matters have not had and are not likely to have a Material Adverse Effect), there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of any Credit Party, threatened against any Consolidated Party which could reasonably be expected to have a Material Adverse Effect.



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        6.10 TAXES.

        Each Consolidated Party has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or
(ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. No Credit Party is aware as of the Closing Date of any proposed tax assessments against it or any other Consolidated Party.

        6.11 COMPLIANCE WITH LAW.

        Each Consolidated Party is in compliance with all Medicare Regulations, Medicaid Regulations and all other Requirements of Law (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each Consolidated Party represents that (i) current billing policies, arrangements, protocols and instructions comply with requirements of each Medical Reimbursement Program and are administered by properly trained personnel except where any such failure to comply could not reasonably be expected to result in either (A) exclusion from a Medical Reimbursement Program, or (B) loss of 5% or more of annual consolidated revenues of the Consolidated Parties and (ii) current compensation arrangements with physicians substantially comply with state and federal anti-kickback, fraud and abuse, and Stark I and II requirements except where any such failure to comply could not reasonably be expected to result in either (A) an exclusion from a Medical Reimbursement Program, or (B) loss of 5% or more of annual consolidated revenues of the Consolidated Parties.

        6.12 ERISA.

                (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no material "accumulated funding deficiency," as such term is defined in
        Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) to the best knowledge of the Credit Parties, each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

                (b) The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, utilizing the actuarial assumptions used in



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        such Plan's most recent actuarial valuation report), did not, by any material amount, exceed as of such valuation date the fair market value of the assets of such Plan.

                (c) Neither any Consolidated Party nor any ERISA Affiliate has incurred, or, to the best knowledge of the Credit Parties, could be reasonably expected to incur, any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither any Consolidated Party nor any ERISA Affiliate would become subject to any material withdrawal liability under ERISA if any Consolidated Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither any Consolidated Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

                (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Consolidated Party or any ERISA Affiliate to any material liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

                (e) Neither any Consolidated Party nor any ERISA Affiliate has any material liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106.

        6.13 SUBSIDIARIES.

        Set forth on Schedule 6.13 is a complete and accurate list of all Subsidiaries of each Consolidated Party as of the Closing Date. Information on
Schedule 6.13 includes jurisdiction of incorporation or organization, the number of shares of each class of Capital Stock outstanding, the number and percentage of outstanding shares of each class owned (directly or indirectly) by such Subsidiary; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned by each such Consolidated Party, directly or indirectly, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). Other than as set forth in Schedule 6.13, no Subsidiary has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock.



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        6.14 GOVERNMENTAL REGULATIONS, ETC.

                (a) None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, the Securities Act, the Securities Exchange Act, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement, in conformity with the requirements of FR Form U-1 referred to in Regulation U, that no part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of "buying" or "carrying" any "margin stock" within the meaning of Regulations U and X.

                (b) None of the Consolidated Parties is (i) an "investment company", or a company "controlled" by "investment company", within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" as defined in, or otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or
        (iii) subject to regulation under any other Federal or state statute or regulation which limits its ability to incur Indebtedness.

        6.15 PURPOSE OF LOANS AND LETTERS OF CREDIT.

        The proceeds of the Loans and Letters of Credit hereunder shall be used solely by the Borrower (a) to refinance existing Indebtedness of the Borrower under the Existing Credit Agreement and the Senior Subordinated Notes and (b) to provide for ongoing working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries.

        6.16 ENVIRONMENTAL MATTERS.

        Except for matters that could not be reasonably expected to have a Material Adverse Effect:

                (a) Each of the facilities and properties owned, leased or operated by the Consolidated Parties (the "Properties") and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no violation of any material Environmental Law with respect to the Properties or the businesses operated by the Consolidated Parties (the "Businesses"), and there are no conditions relating to the Businesses or Properties, that could give rise to any material liability under any applicable Environmental Laws.

                (b) To the best knowledge of the Credit Parties, none of the Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.



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

                (c) No Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does any Consolidated Party have knowledge or reason to believe that any such notice will be received or is being threatened.

                (d) Materials of Environmental Concern have not been transported or disposed of from the Properties, or generated, treated, stored or disposed of at, on or under any of the Properties or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

                (e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of any Credit Party, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Properties or the Businesses.

                (f) There has been no release or, threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to a material liability under Environmental Laws.

        6.17 INTELLECTUAL PROPERTY.

        Each Consolidated Party owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how and processes (the "Intellectual Property") necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any such claim, and to the Credit Parties' knowledge the use of such Intellectual Property by any Consolidated Party does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        6.18 INVESTMENTS.

        All Investments of each Consolidated Party are Permitted Investments.



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        6.19 DISCLOSURE.

        The reports, financial statements, certificates or other written information when furnished by the Borrower or any authorized representative of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Credit Agreement or delivered hereunder (as modified or supplemented by other information when so furnished), taken as a whole, did not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

        6.20 BUSINESS LOCATIONS.

        Set forth on Schedule 6.20(a) is a list as of the Closing Date of all real property located in the United States and owned or leased by any Consolidated Party with street address and state where located. Set forth on
Schedule 6.20(b) is a list as of the Closing Date of all locations where any tangible personal property of a Consolidated Party is located, including street address and state where located. Set forth on Schedule 6.20(c) is the exact legal name, state of incorporation, chief executive office and principal place of business of each Consolidated Party.

        6.21 NO UNUSUAL RESTRICTIONS.

        No Consolidated Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        6.22 FRAUD AND ABUSE.

        To the knowledge of the officers of the Consolidated Parties, neither the Consolidated Parties nor any of their officers, directors or Contract Providers, have engaged in any activities which are prohibited under Medicare Regulations or Medicaid Regulations or which are prohibited by binding rules of professional conduct, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors.



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        6.23 LICENSING AND ACCREDITATION.

     Each of the Consolidated Parties and, to the knowledge of the officers of the Consolidated Parties, each Contract Provider, has, to the extent applicable: (i) obtained (or been duly assigned) all required certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated; (ii) obtained and maintains in good standing all required licenses; (iii) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies; and (iv) entered into and maintains in good standing its status as a Medicare Supplier and as a Medicaid Supplier. To the knowledge of the officers of the Consolidated Parties, each Contract Provider is duly licensed (where license is required) by each state or state agency or commission, or any other Governmental Authority having jurisdiction over the provisions of such services by such Person in the locations in which the Consolidated Parties conduct business, required to enable such Person to provide the professional services provided by such Person and otherwise as is necessary to enable the Consolidated Parties to operate as currently operated and as presently contemplated to be operated. To the knowledge of the officers of the Consolidated Parties, all such required licenses are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited.


                                    SECTION 7

                              AFFIRMATIVE COVENANTS

        Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document or Letter of Credit shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

        7.1 INFORMATION COVENANTS.

        The Borrower will furnish, or cause to be furnished, to the Agent and each of the Lenders:

                (a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Consolidated Parties, a consolidated balance sheet and income statement of the Consolidated Parties, as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the



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        Consolidated Parties as a going concern or qualified or limited in any other material respect.

                (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each fiscal quarter of the Consolidated Parties (other than the fourth fiscal quarter, in which 120 days after the end thereof) a consolidated balance sheet and income statement of the Consolidated Parties, as of the end of such fiscal quarter, together with related consolidated statements of operations and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

                (c) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial officer of the Borrower substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto.

                (d) Operating Budget. Simultaneously with the financial statements referred to in (a) above, an operating budget for the fiscal year succeeding the year covered by such financial statements.

                (e) Compliance With Certain Provisions of the Credit Agreement. Within 120 days after the end of each fiscal year of the Borrower, a certificate containing information regarding (i) the amount of all Asset Dispositions, Debt Issuances and Equity Issuances that were made during the prior fiscal year.

                (f) Auditor's Reports. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Person.

                (g) Reports. Promptly upon transmission or receipt thereof, copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any Consolidated Party shall send to its shareholders.

                (h) Notices. Upon obtaining knowledge thereof, each Credit Party will give written notice to the Agent promptly of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof



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        and what action the Credit Parties propose to take with respect thereto,
        (ii) the occurrence of any of the following with respect to any Consolidated Party (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined could reasonably be expected to have a Material Adverse Effect, (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect, (C) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against such Person or any ERISA Affiliate, the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or the termination of any Plan or (D) the institution of any investigation or proceedings against such Person (or, to the knowledge of the Borrower's officers, any Contract Provider) to suspend, revoke or terminate or which may result in the termination of its status as a Medicaid Supplier or its status as a Medicare Supplier or exclusion from any Medical Reimbursement Program, promptly deliver to the Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, investigation, levy, execution or other process and
        (iii) any change in either Moody's or S&P's rating for the Borrower's long term Indebtedness.

                (i) ERISA. Upon obtaining knowledge thereof, the Borrower will give written notice to the Agent promptly (and in any event within five business days) of: (i) of any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Consolidated Party or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Credit Parties shall furnish the Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).



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                (j) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of any Consolidated Party as the Agent or any Lender, through the Agent, may reasonably request.

        7.2 PRESERVATION OF EXISTENCE AND FRANCHISES.

        Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 8.4 or Section 8.5, each Credit Party will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

        7.3 BOOKS AND RECORDS.

        Each Credit Party will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP.

        7.4 COMPLIANCE WITH LAW.

        Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect.

        7.5 PAYMENT OF TAXES AND OTHER INDEBTEDNESS.

        Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that no Consolidated Party shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) which could reasonably be expected to have a Material Adverse Effect.

        7.6 INSURANCE.

                (a) Each Credit Party will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as otherwise



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

        required by the Collateral Documents). The Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Agent, that it will give the Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Consolidated Party or any other Person shall affect the rights of the Agent or the Lenders under such policy or policies. The present insurance coverage of the Consolidated Parties is outlined as to carrier, policy number, expiration date, type and amount on Schedule 7.6.

                (b) In the event that the Consolidated Parties receive Net Cash Proceeds in excess of $5,000,000 in aggregate amount during any fiscal year of the Consolidated Parties ("Excess Proceeds") on account of any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of the Consolidated Parties (with respect to any Consolidated Party, an "Involuntary Disposition"), the Credit Parties shall, within the period of 180 days following the date of receipt of such Excess Proceeds, apply (or cause to be applied) an amount equal to such Excess Proceeds to (i) make Eligible Reinvestments (including but not limited to the repair or replacement of the related Property) or (ii) prepay the Loans (and cash collateralize LOC Obligations) in accordance with the terms of Section 3.3(b)(ii)(B). All insurance proceeds shall be subject to the security interest of the Agent (for the ratable of the Lenders) under the Collateral Documents. Pending final application of any Excess Proceeds, the Credit Parties may apply such Excess Proceeds to temporarily reduce the Revolving Loans or to make Permitted Investments.

        7.7 MAINTENANCE OF PROPERTY.

        Each Credit Party will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

        7.8 PERFORMANCE OF OBLIGATIONS.

        Each Credit Party will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound, unless such failure to perform could reasonably be expected to have a Material Adverse Effect.

        7.9 USE OF PROCEEDS.

        The Borrower will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 6.15.



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        7.10 AUDITS/INSPECTIONS.

        Upon reasonable notice and during normal business hours, each Credit Party will, and will cause each of its Subsidiaries to, permit representatives appointed by the Agent or any Lender, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Lenders or their representatives to investigate and verify the accuracy of information provided to the Agent and to discuss all such matters with the officers, employees and representatives of such Person.

        7.11 FINANCIAL COVENANTS.

                (a) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Borrower, shall be greater than or equal to 2.0 to 1.0.

                (b) Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of the Borrower, shall be less than or equal to 2.80 to 1.0.

        7.12 ADDITIONAL CREDIT PARTIES.

        As soon as practicable and in any event within 30 days after any Person becomes a Subsidiary of any Credit Party, the Borrower shall provide the Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (a) cause such Person to execute a Joinder Agreement in substantially the same form as Exhibit 7.12, (b) cause 100% of the Capital Stock of such Person to be delivered to the Agent (together with undated stock powers signed in blank), and pledged to the Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge Agreement and otherwise in form acceptable to the Agent and (c) if such Person has any Subsidiaries (i) deliver all of the Capital Stock of such Subsidiaries (together with undated stock powers signed in blank) to the Agent and (ii) execute a pledge agreement in substantially the form of the Pledge Agreement and otherwise in a form acceptable to the Agent.

        7.13 PLEDGED ASSETS.

                (a) Each Credit Party will cause all of its owned Property other than Excluded Property to be subject at all times to first priority, perfected and, in the case of owned real Property, title insured Liens in favor of the Agent to secure the Credit Party Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Agent shall reasonably request, subject in any case to Permitted Liens. With respect to any real Property acquired by any Credit Party subsequent to the Closing Date and required by this Section 7.13 to be pledged to the Agent, such Person will cause



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        to be delivered to the Agent, in form and substance acceptable to the
        Agent, documents, instruments, opinions and other items reasonably requested by the Agent, including, without limitation:

                        (i) Copies of recent ALTA surveys by registered
                engineers or land surveyors (including the location of special flood hazard areas);

                        (ii) Standard ALTA title polices ensuring the priority
                of the mortgages in amounts and from companies acceptable to the Agent. The title policies shall include only Permitted Liens and such other exceptions as are reasonably acceptable to the Agent. Copies of recorded documentation relating to all such exceptions shall be provided to the Agent; and

                        (iii) Copies of existing environmental reports and other
                environmental documentation.

                (b) The Credit Parties will cause (i) 100% of the issued and outstanding Capital Stock of the Borrower and (ii) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Agent shall reasonably request.

                (c) Notwithstanding anything to the contrary contained in
        Section 7.13(a), this Credit Agreement or any of the Collateral
        Documents:

                        (i) if at any time (A) the Qui Tam Litigation has been
                dismissed with prejudice, or otherwise dismissed or disposed of in a manner which precludes the refiling thereof, settled or is subject to a final, non-appealable judgment, award or similar order and (B) (1) Moody's has assigned to the Credit Facilities a rating of Baa3 or higher and (2) S&P has assigned to the Credit Facilities a rating of BBB- or higher, then, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower will not be required to cause all of its owned Property (other than the Collateral described in clause (b) above) to be subject at all times to first priority, perfected Liens in favor of the Agent and the Agent shall deliver to the Credit Parties, upon the Credit Parties' request and at the Credit Parties' expense, such documentation as is reasonably necessary to evidence the release of the Agent's security interest in such Collateral, including, without limitation, amendments or terminations of UCC financing statements and mortgage instruments with respect to any owned real property.

                        (ii) if at any time either (A) Moody's has assigned to
                the Credit Facilities a rating of lower than Baa3, or (B) S&P has assigned to the Credit Facilities a rating of lower than BBB-, the requirement of Section 7.13(a) shall be in full force and effect and each Credit Party shall, within 60 days following such rating change, cause all of its owned and after acquired Property other than Excluded Property to be subject at all times to first priority, perfected and, in the case of owned real Property, title insured Liens in favor of the Agent and shall



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                deliver to the Agent such UCC financing statements, real
                property documents, instruments, opinions and other items of the types required to be delivered pursuant to Sections 5.1(e) and 7.13(a) each in form and substance acceptable to the Agent.


                                    SECTION 8

                               NEGATIVE COVENANTS

        Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document or Letter of Credit shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

        8.1 INDEBTEDNESS.

        The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Indebtedness, except:

                (a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

                (b) Indebtedness of the Borrower and its Subsidiaries set forth in Schedule 8.1;

                (c) purchase money Indebtedness (including Capital Leases) or Synthetic Leases hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $25,000,000 at any one time outstanding (including any such Indebtedness referred to in subsection (b) above); (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

                (d) obligations of the Borrower or any of its Subsidiaries in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

                (e) unsecured Indebtedness payable to the seller of the Capital Stock or Property acquired in a Permitted Acquisition representing all or a portion of the purchase price of the Capital Stock or Property so acquired;

                (f) Indebtedness owing by one Credit Party to another Credit Party;



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                (g) Subordinated Indebtedness; and

                (h) other Indebtedness hereafter incurred by the Borrower not exceeding $50,000,000 in aggregate principal amount at any time outstanding.

        8.2 LIENS.

        The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.

        8.3 NATURE OF BUSINESS.

        The Credit Parties will not permit any Consolidated Party to substantively alter the character or conduct of the business conducted by such Person as of the Closing Date.

        8.4 CONSOLIDATION, MERGER, DISSOLUTION, ETC.

        Except in connection with an Permitted Asset Disposition, the Credit Parties will not permit any Consolidated Party to enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, notwithstanding the foregoing provisions of this Section 8.4 but subject to the terms of Sections 7.12 and 7.13, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving corporation, (b) any Credit Party other than the Borrower may merge or consolidate with any other Credit Party other than the Borrower, (c) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any Credit Party provided that such Credit Party shall be the continuing or surviving corporation, (d) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any other Consolidated Party which is not a Credit Party, (e) any Subsidiary of the Borrower may merge with any Person that is not a Credit Party in connection with an Asset Disposition permitted under
Section 8.5, (f) the Borrower or any Subsidiary of the Borrower may merge with any Person other than a Consolidated Party in connection with a Permitted Acquisition provided that, if such transaction involves the Borrower, the Borrower shall be the continuing or surviving corporation and (g) any Wholly Owned Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.

        8.5 ASSET DISPOSITIONS.

        The Credit Parties will not permit any Consolidated Party to make any Asset Disposition (including, without limitation, any Sale and Leaseback Transaction) unless (a) the consideration paid in connection therewith shall be cash or Cash Equivalents, (b) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.13,
(c) such transaction does not involve the sale or other disposition of a minority equity interest in any Consolidated Party, (d) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being



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disposed of in a transaction otherwise permitted under this Section 8.5, (e) the aggregate net book value of all of the assets sold or otherwise disposed of by the Consolidated Parties in all such transactions after the Closing Date shall not exceed an aggregate amount of more than ten percent (10%) of the Consolidated Assets determined as of the end of the most recently completed fiscal quarter of the Borrower and (f) the Credit Parties shall, within the period of 120 days following the consummation of such Asset Disposition (with respect to any such Asset Disposition, the "Application Period"), apply (or cause to be applied) an amount equal to the Net Cash Proceeds of such Asset Disposition to (i) make Eligible Reinvestments or (ii) prepay the Loans (and cash collateralize LOC Obligations) in accordance with the terms of Section 3.3(b)(ii)(A). Pending final application of the Net Cash Proceeds of any Asset Disposition, the Consolidated Parties may apply such Net Cash Proceeds to temporarily reduce the Revolving Loans or to make Investments in Cash Equivalents.

        Upon a sale of assets or the sale of Capital Stock of a Consolidated Party permitted by this Section 8.5, the Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties' request and at the Credit Parties' expense, such documentation as is reasonably necessary to evidence the release of the Agent's security interest, if any, in such assets or Capital Stock, including, without limitation, amendments or terminations of UCC financing statements, if any, the return of stock certificates, if any, and the release of such Consolidated Party from all of its obligations, if any, under the Credit Documents.

        8.6 INVESTMENTS.

        The Credit Parties will not permit any Consolidated Party to make Investments in or to any Person, except for Permitted Investments.

        8.7 RESTRICTED PAYMENTS.

        The Credit Parties will not permit any Consolidated Party to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except, so long as no Default or Event of Default shall have occurred or would occur as a result thereof, (a) to make dividends payable solely in the same class of Capital Stock of such Person and (b) to make dividends or other distributions payable to any Credit Party (directly or indirectly through Subsidiaries) and ratably to minority shareholders and (c) other distributions in respect the redemption, retirement, purchase or other acquisition of the capital stock of the Borrower (or any warrant, option or other rights with respect to any shares of capital stock (now or hereafter outstanding) of the Borrower) so long as (i) if no Default has occurred and is continuing or would result from such action, (ii) the aggregate amount of all such distributions pursuant to this clause (c) shall not exceed (x) $35,000,000 during any fiscal year of the Borrower and (y) $100,000,000 in the aggregate following the Closing Date.

        8.8 PREPAYMENTS OF SUBORDINATED INDEBTEDNESS, ETC.

        The Credit Parties will not permit any Consolidated Party to, after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Subordinated Indebtedness if such amendment or modification would add or change any terms in



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a manner adverse to the issuer of such Indebtedness, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof.

        8.9 TRANSACTIONS WITH AFFILIATES.

        The Credit Parties will not permit any Consolidated Party to enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) transactions permitted by Section 8.1, Section 8.4, Section 8.6 or Section 8.7,
(b) normal compensation and reimbursement of expenses of officers and directors and (c) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person's business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

        8.10 FISCAL YEAR; ORGANIZATIONAL DOCUMENTS.

        The Credit Parties will not permit any Consolidated Party to change its fiscal year or amend, modify or change its articles of incorporation or organization (or corporate charter or other similar organizational document) or bylaws or operating agreement (or other similar document) in any manner adverse to the Lenders without the prior written consent of the Required Lenders.

        8.11 LIMITATION ON RESTRICTED ACTIONS.

        The Credit Parties will not permit any Consolidated Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party (except as permitted under Section 8.1(c)), (e) grant a lien on its properties or assets whether now owned or hereafter acquired (except to the extent permitted under Section 8.14) or (f) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents or (ii) applicable law.

        8.12 OWNERSHIP OF SUBSIDIARIES; LIMITATIONS ON BORROWER.

        Notwithstanding any other provisions of this Credit Agreement to the contrary, the Credit Parties will not permit any Consolidated Party to (a) permit any Person (other than the Borrower or any Wholly-Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, (b) permit any Subsidiary of the Borrower to issue Capital Stock (except to the Borrower or to a Wholly-Owned Subsidiary of the Borrower), (c) permit, create, incur, assume



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or suffer to exist any Lien thereon, in each case (i) except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Subsidiaries,
(ii) except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited under Section 8.4 or Section 8.5 or
(iii) except for Permitted Liens and (d) notwithstanding anything to the contrary contained in clause (b) above, permit any Subsidiary of the Borrower to issue any shares of preferred Capital Stock.

        8.13 SALE LEASEBACKS.

        The Credit Parties will not permit any Consolidated Party to enter into any Sale and Leaseback Transaction.

        8.14 NO FURTHER NEGATIVE PLEDGES.

        Except (a) pursuant to this Credit Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 8.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith and (c) pursuant to any document or instrument governing Subordinated Indebtedness permitted under Section 8.1(g) hereunder, provided that any such restriction contained therein does not apply to "senior debt" thereunder (including the Loans and Credit Party Obligations hereunder), the Credit Parties will not permit any Consolidated Party to enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation.

        8.15 NO FOREIGN SUBSIDIARIES.

        The Credit Parties will not create, acquire or permit to exist any Foreign Subsidiary.

        8.16 CAPITAL EXPENDITURES.

                (a) Other than Consolidated Capital Expenditures of the type set forth in clause (b) below, the Credit Parties will not permit Consolidated Capital Expenditures for any fiscal year to exceed 14% of the annual consolidated revenues of the Consolidated Parties, determined in accordance with GAAP, as of the end of the most recently completed fiscal year of the Borrower.

                (b) The Credit Parties will not permit Consolidated Capital Expenditures incurred in connection with Permitted Acquisitions, for any fiscal year to exceed 2% of the annual consolidated revenues of the Consolidated Parties, determined in accordance with GAAP, as of the end of the most recently completed fiscal year of the Borrower.



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                                    SECTION 9

                                EVENTS OF DEFAULT


        9.1 EVENTS OF DEFAULT.

        An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

                (a) Payment. Any Credit Party shall

                        (i) default in the payment when due of any principal of
                any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit (other than solely as a result of the failure by the Administrative Agent or any Lender to comply with Section 2.2(e)), or

                        (ii) default, and such default shall continue for three
                (3) or more Business Days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

                (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made; or

                (c) Covenants. Any Credit Party shall

                        (i) default in the due performance or observance of any
                term, covenant or agreement contained in Sections 7.2, 7.9, 7.11 or 8.1 through 8.16, inclusive;

                        (ii) default in the due performance or observance of any
                term, covenant or agreement contained in Section 7.1 and such default shall continue unremedied for a period of at least 5 business days after the earlier of a responsible officer of a Credit Party becoming aware of such default or notice thereof by the Agent; or

                        (iii) default in the due performance or observance by it
                of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a



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                responsible officer of a Credit Party becoming aware of such default or notice thereof by the Agent.

                (d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents (subject to applicable grace or cure periods, if any) or repudiate its obligations thereunder, or (ii) except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited under Section 8.4 or Section 8.5, any Credit Document shall fail to be in full force and effect or to give the Agent and/or the Lenders the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall so state in writing; or

                (e) Guaranties. Except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under
        Section 8.4, the guaranty given by any Guarantor hereunder (including any Person after the Closing Date in accordance with Section 7.12) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Person after the Closing Date in accordance with Section 7.12) hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

                (f) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to any Consolidated Party; or

                (g) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $5,000,000 in the aggregate for the Consolidated Parties taken as a whole, (i) any Consolidated Party shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any term, covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof.

                (h) Judgments. One or more judgments or decrees shall be entered against one or more of the Consolidated Parties involving a liability of $5,000,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage and has, in the reasonable judgment of the Agent, the ability to perform) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or



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                (i) ERISA. Any of the following events or conditions, if such event or condition could have a Material Adverse Effect (i) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

                (j) Ownership. There shall occur a Change of Control.

        9.2 ACCELERATION; REMEDIES.

        Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (pursuant to the voting requirements of Section 11.6), the Agent shall, upon the request and direction of the Required Lenders, by written notice to the Credit Parties take any of the following actions:

                (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

                (b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by the Borrower to the Agent and/or any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                (c) Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(f), it will immediately pay) to the Agent additional cash, to be held by the Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding



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        Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

                (d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights and remedies existing under the Pledge Agreement, all rights and remedies against a Guarantor and all rights of set-off.

        Notwithstanding the foregoing, if an Event of Default specified in
Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders, each of which are hereby expressly waived.


                                   SECTION 10

                                      AGENT

        10.1 APPOINTMENT AND AUTHORIZATION OF AGENT.

        (a) Each Lender hereby irrevocably (subject to Section 10.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Credit Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

        (b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Agent may agree at the request of the Required Lenders to act for the Issuing Lender with respect thereto; provided, however, that the Issuing Lender shall have all of the benefits and immunities (i) provided to the Agent in this Section 10 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent" as used in this Section 10 included the



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Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

        10.2 DELEGATION OF DUTIES.

        The Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

        10.3 LIABILITY OF AGENT.

        No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

        10.4 RELIANCE BY AGENT.

        The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Credit Agreement expressly permits or prohibits an action



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unless the Required Lenders otherwise determine, the Agent shall, and in all other instances, the Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

        10.5 NOTICE OF DEFAULT.

        The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with
Section 9; provided, however, that unless and until the Agent has received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

        10.6 CREDIT DECISION; DISCLOSURE OF INFORMATION BY AGENT.

        Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower and the other Credit Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

        10.7 INDEMNIFICATION OF AGENT.



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        Whether or not the transactions contemplated hereby are consummated, the
Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Credit Party Obligations hereunder and the resignation or replacement of the Agent.

        10.8 AGENT IN ITS INDIVIDUAL CAPACITY.

        Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Agent or the Issuing Lender, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

        10.9 SUCCESSOR AGENT.

        The Agent may resign as Agent upon thirty (30) days' notice to the Lenders. If the Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor Agent for the Lenders which successor Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor Agent from among the Lenders. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers and duties as Agent shall be



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terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 10 and Sections 11.5 and 11.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

                                   SECTION 11

                                  MISCELLANEOUS

        11.1 NOTICES.

        Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 11.1, or at such other address as such party may specify by written notice to the other parties hereto.

        11.2 RIGHT OF SET-OFF.

        In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuation of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Credit Party to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto.

        11.3 SUCCESSORS AND ASSIGNS.

        (a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Credit Agreement,



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expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

        (b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in LOC Obligations and in Swingline Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender (so long as each assignee will hold a minimum Commitment of not less than $1,000,000), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or the principal outstanding balance of the Tranche A Term Loan or Tranche B Term Loan, as the case may be, of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent, shall not be less than $1,000,000 and (ii) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (with only one such fee payable in connection with simultaneous assignments to Approved Funds). Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.2(i), 3.6, 3.9, 3.11, 3.12 and 11.5). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

        (c) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent's principal office in Charlotte, North Carolina a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LOC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.



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        (d) Any Lender may, without the consent of, or notice to, the Borrower or the Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Credit Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender's participations in LOC Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant or (iii) release all or substantially all of the Guarantors from their obligations under Credit Agreement and the other Credit Documents.

        (e) A Participant shall not be entitled to receive any greater payment under Section 2.2(i), 3.6, 3.9, 3.11 or 3.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with
Section 3.11(b) as though it were a Lender.

        (f) Notwithstanding any other provision set forth in this Credit Agreement, any Lender may, without the consent of the Borrower or the Agent, at any time (i) assign and pledge all or any portion of rights under this Credit Agreement (including under its Notes, if any) to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank or (ii) pledge all or any portion of its rights (but not its obligations to make Loans or participate in Letters of Credit) hereunder to any trustee or holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities or to any other representative of such holders; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        (g) If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 11.3(b)), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

        (h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to subsection (b) above, Bank of



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America may, (i) upon thirty (30) days' notice to the Borrower and the Lenders, resign as Issuing Lender and/or (ii) upon five (5) Business Days' notice to the Borrower, terminate the Swingline Commitment. In the event of any such resignation as Issuing Lender or termination of the Swingline Commitment, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or the termination of the Swingline Commitment, as the case may be. Bank of America shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all LOC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Letters of Credit pursuant to Section 2.2(c)). If Bank of America terminates the Swingline Commitment, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Loans or fund participations in outstanding Swingline Loans pursuant to Section 2.3(b)(iii).

        11.4 NO WAIVER; REMEDIES CUMULATIVE.

        No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any Credit Party and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

        11.5 PAYMENT OF EXPENSES; INDEMNIFICATION.

        (a) The Credit Parties agree to: (i) pay all reasonable out-of-pocket costs and expenses of (A) the Agent in connection with (x) the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, PLLC, special counsel to the Agent), and (y) any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Credit Parties under this Credit Agreement and (B) the Agent and the Lenders in connection with
(x) enforcement of the Credit Documents and the documents and instruments referred to therein, including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agent and each of the Lenders, and (y) any bankruptcy or insolvency proceeding of a Credit Party of any of its Subsidiaries.



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        (b) Whether or not the transactions contemplated hereby are consummated, the Credit Parties agree to indemnify, save and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the "Indemnitees") from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Credit Party, any Affiliate of any Credit Party or any of their respective officers or directors; (ii) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Credit Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Loan or Letter of Credit, or the relationship of any Credit Party, the Agent and the Lenders under this Credit Agreement or any other Credit Document; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (i) or (ii) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the "Indemnified Liabilities"); provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the termination of the Commitments and repayment of all the Credit Party Obligations.

        11.6 AMENDMENTS, WAIVERS AND CONSENTS.

        Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, each of the Credit Parties party thereto and the Required Lenders, provided, however, that:

                (a) without the consent of each Lender affected thereby, neither this Credit Agreement nor any other Credit Document may be amended, changed, waived, discharged or terminated so as to:

                        (i) extend the final maturity of any Loan or of any
                reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit, or extend or waive any Principal Amortization Payment of any Loan, or any portion thereof,



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                        (ii) reduce the rate or extend the time of payment of
                interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder,

                        (iii) reduce or waive the principal amount of any Loan
                or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

                        (iv) increase the Commitment of a Lender over the amount
                thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender),

                        (v) except as the result of or in connection with an
                Asset Disposition not prohibited by Section 8.5 or in connection with the release of Collateral set forth in Section 7.13(c), release all or any material portion of the Collateral,

                        (vi) except as the result of or in connection with a
                dissolution, merger or disposition of a Consolidated Party not prohibited by Section 8.4 or Section 8.5, release the Borrower or substantially all of the other Credit Parties from its or their obligations under the Credit Documents,

                        (vii) amend, modify or waive any provision of this
                Section 11.6, Section 3.13 or, Section 3.15(b) or 7.13(c),

                        (viii) reduce any percentage specified in, or otherwise
                modify, the definition of Required Lenders, or

                        (ix) consent to the assignment or transfer by the
                Borrower or all or substantially all of the other Credit Parties of any of its or their rights and obligations under (or in respect of) the Credit Documents except as permitted thereby;

                (b) without the consent of Lenders holding in the aggregate at least a majority of the Revolving Commitments (and Participation Interests therein) (or if the Revolving Commitments have been terminated, the outstanding Revolving Loans (and Participation Interests therein, including the Participation Interests of the Issuing Lender in any Letters of Credit)), no Default or Event of Default may be waived for purposes of Section 5.2(d);

                (c) (i) without the consent of Lenders holding in the aggregate at least a majority of the outstanding Tranche A Term Loans (and Participation Interests therein), Section 3.3(b) may not be amended, changed, waived, discharged or terminated so as to extend the time for or the amount or the manner of application of proceeds in respect of the Tranche A Term Loan on account of any mandatory prepayment required by
        Section 3.3(b)(ii), (iii), or (iv) hereof, and (ii) without the consent of Lenders holding in the



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        aggregate at least a majority of the outstanding Tranche B Term Loans
        (and Participation Interests therein), Section 3.3(b) may not be amended, changed, waived, discharged or terminated so as to extend the time for or the amount or the manner of application of proceeds in respect of the Tranche B Term Loan on account of any mandatory prepayment required by Section 3.3(b)(ii), (iii), or (iv) hereof;

                (d) without the consent of the Agent, no provision of Section 10 may be amended, changed, waived, discharged or terminated; and

                (e) without the consent of the Issuing Lender, no provision of
        Section 2.2 may be amended, changed, waived, discharged or terminated.

                (f) without the consent of the Swingline Lender, no provision of
        Section 2.3 may be amended.

        Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

        11.7 COUNTERPARTS.

        This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

        11.8 HEADINGS.

        The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

        11.9 DEFAULTING LENDER.

        Each Lender understands and agrees that if such Lender is a Defaulting Lender then notwithstanding the provisions of Section 11.6 it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of



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all the Lenders; provided, however, that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.

        11.10 SURVIVAL OF INDEMNIFICATION AND REPRESENTATIONS AND WARRANTIES.

        All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans and the repayment of the Loans and other obligations and the termination of the Commitments hereunder.

        11.11 GOVERNING LAW; JURISDICTION.

                (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York, New York County or of the United States for the Southern District of New York and, by execution and delivery of this Credit Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective 15 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against a Credit Party in any other jurisdiction. Each Credit Party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided that nothing in this Section 11.11(a) is intended to impair a Credit Party's right under applicable law to appeal or seek a stay of any judgment.

                (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

        11.12 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS CREDIT AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF



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

ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        11.13 TIME.

        All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.

        11.14 SEVERABILITY.

        If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

        11.15 ENTIRETY.

        This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

        11.16 BINDING EFFECT.

        This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower, the Guarantors and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Agent and each Lender and their respective successors and assigns.

        11.17 CONFIDENTIALITY.

        Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed
(a) to its and its Affiliates' directors, officers, employees and agents, including accountants, auditors, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or
(ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) was or becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its similar client confidential information.

        11.18 BINDING EFFECT; TERMINATION OF CREDIT AGREEMENT; ETC.

                (a) This Credit Agreement shall be deemed to have become effective at such time on or after the Closing Date when it shall have been executed by the Borrower, the Guarantors and the Agent, and the Agent shall have received copies thereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter the Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Agent and each Lender and their respective successors and assigns.

                (b) The term of the Credit Agreement shall be until no Loans, Letters of Credit, LOC Obligations or any other amounts payable under any of the Credit Documents shall remain outstanding and until all of the Commitments shall have expired or been terminated.

                (c) At such time as this Credit Agreement shall have become effective pursuant to the terms of Section 11.18(a), the promissory notes executed in connection with the Existing Credit Agreement shall be replaced with the Notes, if any, executed in connection with this Credit Agreement.



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

        Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

                                       APRIA HEALTHCARE GROUP INC.,
                                       a Delaware corporation


                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------


GUARANTORS:

                                       APRIA HEALTHCARE INC.,
                                       a Delaware corporation


                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------


                                       APRIA NUMBER TWO INC.,
                                       a Delaware corporation


                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------


                                       APRIACARE MANAGEMENT SYSTEMS INC.,
                                       a Delaware corporation

                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------

                                       APRIA HEALTHCARE OF NEW YORK
                                       STATE, INC.,
                                       a New York corporation


                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------



                                       APRIA HEALTHCARE ESSENTIALS, LLC,
                                       a Delaware limited liability company


                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------





LENDERS:

                                       BANK OF AMERICA, N.A.,
                                       individually in its capacity as a Lender and in its capacity as Agent

                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------


                                       [OTHER LENDERS]

                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------